Exhibit 10.25

FIFE ENERGY LIMITED

March 2006

GENERAL SERVICES AGREEMENT	Page 1 of 13

THIS AGREEMENT is made effective on this      day of             , 2006 by and between:

FIFE ENERGY LIMITED acting for itself and it’s parent, subsidiary and associated companies (hereinafter termed “FIFE ENERGY”), a company organised and existing under the laws of Scotland, having its offices at Westfield Development Centre, Cardenden, Fife KY5 OHP, Scotland

and

STONE & WEBSTER LIMITED, a company organised and existing under the laws of England, having its principal offices at Stone & Webster House, 500 Elder Gate, Central Milton Keynes, Milton Keynes, Buckinghamshire, England MK9 1BA (hereinafter termed “SWL”)

WITNESSETH

WHEREAS, FIFE ENERGY hereafter may have need for consultancy, engineering, design, procurement, construction advisory, commissioning advisory and related services; and

WHEREAS, SWL is capable of performing such consultancy, engineering, design, procurement, construction advisory and commissioning advisory and related services; and

WHEREAS, the parties hereto wish to define the terms and conditions under which such consultancy, engineering, design, procurement, construction advisory, commissioning advisory and related services shall be performed;

NOW THEREFORE, in consideration of the premises, undertakings, agreements and covenants hereinafter written, the parties hereto agree as follows:

1.	AGREEMENT

This AGREEMENT consists of (i) this executed contract document, (ii) Appendix 1 entitled “Work Order” and (iii) Appendix 2 entitled “Financial Provisions”.

2.	SCOPE OF SERVICES

2.1	FIFE ENERGY shall notify SWL at such time or times as it desires SWL to perform such consultancy, engineering, design, procurement, construction advisory, commissioning advisory and related services. The particular services required, the cost and the time for performance shall be discussed and mutually agreed between FIFE ENERGY and SWL. Thereafter, FIFE ENERGY shall issue a Work Order in the form set out in Appendix 1 hereto assigned by an officer of FIFE ENERGY for acceptance by SWL. The Work Order shall become effective upon signature of the acknowledgment copy of the Work Order by an officer of SWL and receipt by SWL of 50% of ANTICIPATED TOTAL COST of the Work Order.

GENERAL SERVICES AGREEMENT	Page 2 of 13

2.2	SWL shall render to FIFE ENERGY the consultancy, engineering, design, procurement and construction advisory, commissioning advisory and related services set out in the Work Order (hereinafter termed “the SERVICES”).

2.3	SWL shall be under no obligation to render SERVICES (a) unless and until the Work Order becomes effective; or (b) if payment of invoices due is in arrears.

3.	PERFORMANCE OF THE SERVICES

The SERVICES shall be performed by SWL and/or its affiliates as specified in the Work Order.

4.	WORK TO BE UNDERTAKEN BY FIFE ENERGY

FIFE ENERGY shall provide all services, materials, information, data and facilities specified in the Work Order or reasonably requested by SWL which are necessary to enable SWL to perform the SERVICES. Services, materials, information, data and facilities to be provided by FIFE ENERGY shall be provided at such time and in such manner as may be required for the expeditious and orderly performance of the SERVICES. SWL shall be entitled to rely upon the quality, accuracy and completeness of all services, materials, information, data and facilities provided by FIFE ENERGY

5.	LANGUAGE

It is agreed that all exchanges of correspondence, communications, data and information, reports and the like carried out under this Agreement will be effected in the English language.

6.	FINANCIAL PROVISIONS

FIFE ENERGY shall pay SWL for the SERVICES in accordance with the provisions of the Work Order and Appendix 2 hereto.

7.	PAYMENTS

7.1	FIFE ENERGY shall be invoiced for the Services in the following manner:

•	50% of the ANTICIPATED TOTAL COST of the Work Order shall be invoiced upon signature of the acknowledgment copy of the Work Order by an officer of SWL; and

GENERAL SERVICES AGREEMENT	Page 3 of 13

•	the remaining 50% of the ANTICIPATED TOTAL COST shall be invoiced on a monthly basis for the services performed and expenses incurred during that month, until ACTUAL TOTAL COST has been fully invoiced

•	if ACTUAL TOTAL COST exceeds ANTICIPATED TOTAL COST then the excess shall be invoiced in full on a monthly basis.

Payment shall be made free of any deductions whatsoever in Pounds Sterling into the bank nominated on SWL’s invoice within thirty (30) days of submission of the invoice.

7.2	In the event that FIFE ENERGY disputes all or part of an invoice FIFE ENERGY shall promptly notify SWL of the basis of such dispute. All undisputed invoices or parts thereof shall be paid within the above specified period.

7.3	If taxes, imposts, levies, duties, withholdings or assessments of any nature whatsoever other than United Kingdom personal and/or corporate taxes are incurred pursuant to this Agreement, they shall be to FIFE ENERGY’s account and reimbursed to SWL together with all associated costs.

7.4	If for reasons not attributable to SWL, payment is not received within the above specified period, SWL shall be entitled to additional remuneration to compensate for such delay in payment. The amount of remuneration shall be calculated over the period during which payment remains outstanding at the rate of the Royal Bank of Scotland Base Rate plus two (2) percent.

7.5	If the project achieves FINANCIAL CLOSE with or without SWL involvement in the engineering, procurement and construction phase SWL shall be entitled to a success fee equal to 44% of the value of WORK ORDERS made effective prior to FINANCIAL CLOSE (excluding expenses). This success fee represents the difference between full commercial rates and the discounted rates charged prior to FINANCIAL CLOSE.

8.	AUDIT

8.1	SWL shall permit FIFE ENERGY or its duly authorised representative during normal business hours and upon reasonable notice to inspect and audit the records of calendar man-days or man-hours invoiced by SWL pursuant to Article 7 and the records and accounts of the recoverable expenses identified in Appendix 2 hereto.

8.2	FIFE ENERGY shall not, however, be entitled to audit or examine records regarding the make-up of the calendar man-day or man-hour rates or any prices quoted as fixed.

GENERAL SERVICES AGREEMENT	Page 4 of 13

9.	DATA AND INFORMATION

9.1	SWL shall keep confidential all data and information acquired by SWL in the course of the performance of the SERVICES and shall exercise the same standard of care towards such data and information as if it belonged to SWL and shall not disclose such data and information to any third party.

9.2	This obligation shall not apply to data and information which:

(a)	at the time of the disclosure is in the public domain, as evidenced by printed publication or otherwise;

(b)	after disclosure becomes part of the public domain by publication or otherwise through no fault of SWL;

(c)	SWL can show by reasonable convincing evidence was in its possession at the time of disclosure and was not previously acquired directly from FIFE ENERGY pursuant to the performance of the SERVICES.

(d)	is independently and rightfully disclosed to SWL by a third party who did not acquire such data and information directly or indirectly from FIFE ENERGY

9.3	Any documentation or material used in the performance of the SERVICES which is the property of FIFE ENERGY will be returned to FIFE ENERGY on request after completion of the SERVICES.

10.	WARRANTIES

10.1	SWL and/or its affiliates shall perform the SERVICES with that degree of skill and judgment which is normally exercised by professional engineering firms with respect to services of a similar nature.

10.2	In the event that the SERVICES prove to be deficient as a result of SWL’s and/or its affiliates’ failure to perform the SERVICES in accordance with the aforesaid standard and the provisions of this AGREEMENT, then SWL shall re-perform the defective services at no cost to FIFE ENERGY up to a maximum amount equivalent to the remuneration paid to SWL for the defective services, exclusive of expenses, provided that FIFE ENERGY has given written notification of such deficiency to SWL within one month of the completion of the Work Order.

10.3

With respect to any procurement services performed under this AGREEMENT, SWL shall operate as agent for and on behalf of FIFE ENERGY. After FIFE ENERGY’s approval of a contractor or supplier, SWL shall use its best endeavours to obtain the contractor’s or

GENERAL SERVICES AGREEMENT	Page 5 of 13

supplier’s acceptance of FIFE ENERGY’s general terms and conditions or to obtain such other terms and conditions as are reasonably obtainable. SWL’s responsibility with respect to such purchase orders or contracts shall be limited to the use of its best endeavours to obtain such terms and conditions as are reasonably obtainable and assisting FIFE ENERGY in enforcing such terms and conditions, short of litigation. SWL shall have no liability with respect to services, material or equipment provided under purchase orders or contracts entered into by FIFE ENERGY, and neither shall SWL have any pecuniary liability whatsoever to contractors or suppliers for services, materials and/or equipment provided under such purchase orders or contracts.

The procedures to be adopted and obligations of the parties hereto for payment of contractors, suppliers and/or other third parties with regard to specific procurement activity shall be stated in the Work Order.

FIFE ENERGY agrees that all indemnity, release and hold-harmless provisions contained in such purchase orders or contracts whereby the contractor or supplier agrees to indemnify, release or hold FIFE ENERGY harmless shall extend like protection to SWL and its affiliates.

10.4	The obligations stated in this Article 10 shall constitute SWL’s and its affiliates’ sole liability, whether in contract or at law, arising out of or in connection with the performance of the SERVICES and FIFE ENERGY hereby releases and agrees to defend, indemnify and hold SWL and its affiliates harmless from and against all claims or actions of any kind, including, but not limited to, claims for property damage, personal injury or consequential damages, such as loss of use or profit, suffered by FIFE ENERGY, its employees or third parties, whether such claims or actions are based upon contract, tort or other sources of obligation and without regard to the degree of fault or negligence on the part of SWL or its affiliates. The limitations of liability, including releases and indemnity provisions expressed in this AGREEMENT shall extend to the directors, officers and employees of SWL and of affiliate companies of SWL.

11.	CONFIDENTIALITY OF TECHNOLOGY

For the purposes of this Article 11, “SWL” shall mean “SWL and its affiliates”.

11.1	Engineering designs, drawings, specifications and other documents prepared by SWL in accordance with the SERVICES shall become the property of FIFE ENERGY to be used by FIFE ENERGY only in connection with the Project or Study to which any particular Work Order relates. However, any designs, drawings or calculations containing any of SWL’s proprietary information shall at all times during their development and thereafter be deemed to be property of SWL.

GENERAL SERVICES AGREEMENT	Page 6 of 13

11.2	FIFE ENERGY hereby undertakes to hold in confidence any and all information, data, know-how and inventions (hereinafter referred to as “Technology”) disclosed to FIFE ENERGY pursuant to or in connection with this AGREEMENT and not divulge any such Technology, in whole or in part, to anyone (except in confidence to such of its employees who require knowledge of the same in performance of their regular duties and who have executed secrecy agreements with FIFE ENERGY, obligating them to the same extent as FIFE ENERGY is hereby obligated to SWL) and further agrees not to use such Technology except in accordance with the terms of Article 11.1 above. Before release of such Technology to FIFE ENERGY’s contractors and subcontractors (which shall be for a relevant and material reason only), FIFE ENERGY shall obtain SWL’s written approval thereto and shall obtain from each such contractor and subcontractor an undertaking of non-disclosure and use in a form acceptable to SWL and deliver a copy thereof to SWL. The obligations of each such undertaking shall not apply to Technology which:

(a)	at the time of the disclosure is in the public domain, as evidenced by printed publication or otherwise;

(b)	after disclosure becomes part of the public domain by publication or otherwise through no fault of FIFE ENERGY;

(c)	FIFE ENERGY can show by reasonable convincing evidence was in its possession at the time of disclosure and was not previously acquired directly from SWL on a confidential basis;

(d)	is independently and rightfully disclosed to FIFE ENERGY by a third party who did not acquire such Technology directly or indirectly from SWL.

The obligations of FIFE ENERGY under this paragraph shall extend for a period of fifteen (15) years from the EFFECTIVE DATE of this AGREEMENT.

12.	FORCE MAJEURE

No failure or omission by either party to carry out or observe any of the stipulations or conditions of this AGREEMENT, except obligations to make payments hereunder, shall give rise to any claims against the party in question or be deemed a breach of contract if such failure or omission arises from any cause or event reasonably beyond the control of that party. Such causes or events of Force Majeure include, but are not limited to, Acts of God, strikes, lock-outs or other industrial disturbances, failures or unavailability of labour supply, acts of the public enemy, wars, insurrection, blockages, riots, epidemics, landslides, road bans,

GENERAL SERVICES AGREEMENT	Page 7 of 13

unseasonable weather, earthquakes, tornadoes, fires, storms, floods, washouts, acts of any government or civil or military authority, civil disturbances, failures to perform or delays by major suppliers, unavailability, substitution or diversion of materials, unavailability or delay in obtaining means of transportation.

13.	ASSIGNMENT

Neither party shall assign any right or obligation arising under this AGREEMENT without the prior written consent of the other party. SWL shall nevertheless be entitled, at its sole discretion, to assign any Work Order to SWL’s affiliates or to enter into a subcontract with SWL’s affiliates in respect of any Work Order.

14.	TERMINATION

14.1	Either party may terminate this AGREEMENT, with or without cause, by giving thirty (30) days notice in writing to the other party.

14.2	In the event of such termination by FIFE ENERGY SWL shall continue to perform each Work Order in effect at the time of such termination except and unless FIFE ENERGY specifically terminates the Work Order. The terms, conditions and obligations of this AGREEMENT shall remain in force and effect after termination of this AGREEMENT to the extent applicable to any and all surviving Work Orders, and SWL shall continue to be paid for such services.

14.3	FIFE ENERGY may terminate any Work Order and/or the SERVICES being performed under this AGREEMENT by giving 30 days notice in writing to SWL, providing that FIFE ENERGY, pays SWL all remuneration due and recoverable expenses incurred up to the time of such termination, together with all further costs and expenses for which SWL shall become liable on account thereof.

15.	SURVIVAL OF OBLIGATIONS

Notwithstanding the other provisions of this AGREEMENT the obligations set forth in Articles 6,7, 9, 10, 11, 16 and 17 herein shall remain in force and effect despite the termination or expiry of this AGREEMENT.

16.	ARBITRATION

In the event that any dispute between the parties cannot be amicably and directly resolved, then it shall be settled by arbitration in London in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The decision of the Arbitrators shall be final and binding and shall be enforceable in any court of competent jurisdiction.

GENERAL SERVICES AGREEMENT	Page 8 of 13

17.	RELEVANT LAW

This AGREEMENT shall be governed by and construed in accordance with the laws of England.

18.	ENTIRE AGREEMENT

This AGREEMENT embodies the entire agreement between FIFE ENERGY and SWL with respect to the SERVICES. The parties shall not be bound by or be liable for any previous agreement or any statement, representation, promise, inducement or understanding of any kind or nature related to the SERVICES not set forth herein.

STONE & WEBSTER LIMITED

By	[Illegible]
Title	Managing Director

FIFE ENERGY LIMITED

By	/s/ H. H. Graves
Title	Chief Executive

GENERAL SERVICES AGREEMENT	Page 9 of 13

APPENDIX 1 - WORK ORDER

Stone & Webster Limited

Witan Gate House

Witan Gate West

Central Milton Keynes

Buckinghamshire

England MK9 1BA

For the attention of Mr.                     , Project Manager

Dear Sirs,

GENERAL SERVICES AGREEMENT WORK ORDER NO.

SWL JOB NO.

(ENTER WORK ORDER TITLE HERE)

Pursuant to Article 2 of the General Services Agreement dated      of             , 2006, this letter, which is sent in duplicate, constitutes our written Work Order for the following:

(ENTER SCOPE OF WORK & SCOPE OF SERVICES HERE)

SERVICES shall be performed on a reimbursable rates/lump sum* basis (*DELETE AS APPROPRIATE). Expenses shall be incurred on a reimbursable basis. The Anticipated total cost of this Work Order is:

(ENTER DETAILS OF ANTICIPATED TOTAL COST).

The following terms and conditions of particular application shall apply to the Work Order:

(ENTER DETAILS OF TERMS & CONDITIONS OF PARTICULAR

APPLICATION OR OMIT PARAGRAPH)

Please indicate your acceptance of the Work Order by signing and returning the acknowledgement copy to us.

Yours faithfully.

For FIFE ENERGY LIMITED

(Print name & title)

Accepted and agreed to this      day of             , 2006

For STONE & WEBSTER LIMITED

(Print name & title)

GENERAL SERVICES AGREEMENT	Page 10 of 13

APPENDIX 2 - FINANCIAL PROVISIONS

Unless otherwise noted on the particular Work Order concerned, the following Financial Provisions shall apply to all Work Orders executed under this Agreement.

1.0	GENERAL

1.1	The payment basis for the SERVICES shall be defined in the Work Order and may comprise either lump sum price(s) and/or reimbursable hourly rates and/or reimbursable expenses or any combination thereof as FIFE ENERGY and SWL may agree.

1.2	For SERVICES to be performed on a lump sum basis FIFE ENERGY and SWL shall mutually agree the lump sum price(s) and expenses covered thereby, the scope of work and the scope of services. The said agreed price(s) and scopes shall be stated on the Work Order.

1.3	For SERVICES to be performed by SWL on a reimbursable basis, SWL shall be paid ACTUAL TOTAL COST at the DISCOUNTED RATES specified in Section 2.1 of this Appendix 2.

The ANTICIPATED TOTAL COST shall be computed by multiplying the anticipated number of manhours by the DISCOUNTED RATES and adding the anticipated value of reimbursable expenses.

The ACTUAL TOTAL COST shall be computed by multiplying the actual number of manhours by the DISCOUNTED RATES and adding the actual value of reimbursable expenses.

If the project achieves FINANCIAL CLOSE with or without SWL involvement in the engineering, procurement and construction phase SWL shall be entitled to a success fee equal to 44% of the value of WORK ORDERS made effective prior to FINANCIAL CLOSE (excluding expenses). This success fee represents the difference between full commercial rates and the discounted rates charged prior to FINANCIAL CLOSE.

1.4	The price(s) and rates shall include for all applicable United Kingdom personal and corporation taxes but exclude any other taxes, imposts, levies, duties, withholdings or assessments of any nature whatsoever. Should such taxes, imposts, levies, duties, withholdings or assessments be due they shall be to FIFE ENERGY’s account.

1.5	Expenses incurred by SWL which are reimbursable by FIFE ENERGY shall be paid in accordance with Section 3.0 of this Appendix 2.

GENERAL SERVICES AGREEMENT	Page 11 of 13

APPENDIX 2 - FINANCIAL PROVISIONS

2.0	REIMBURSABLE SERVICES

For performance of SERVICES on a reimbursable basis, FIFE ENERGY shall pay SWL at the following DISCOUNTED rates. The applicable rate(s) for those SWL personnel engaged in performance of the SERVICES shall be determined in accordance with SWL’s Job Classification/Grade Listing current at that time, a copy of which is available on request.

It is a condition of these DISCOUNTED rates that SWL and FIFE ENERGY shall work together to develop exclusive project development agreements for the subject projects listed in Appendix 3 such that SWL shall be become the EPC contractor for the projects under mutually agreeable terms.

2.1	Schedule of Rates

TABLE 2.1 : SCHEDULE OF RATES FOR SWL U.K. PERSONNEL

SWL Grade	Home Office Rate (Pounds Sterling/Manhour)	Home Office Rate (Pounds Sterling/Manhour)
	DISCOUNTED RATE	FULL RATE
Y	£83.90	£120.82
X	£72.60	£104.54
W	£72.60	£104.54
V	£63.20	£91.01
U	£54.70	£78.77
T	£47.40	£68.26
S	£47.40	£68.26
R	£40.90	£58.90
Q	£36.00	£51.84
P	£32.10	£46.22
O	£29.50	£42.48
N	£27.30	£39.31
M	£27.30	£39.31

2.2	The foregoing Home Office Rates are valid to 31 December 2006, and thereafter shall be subject to a further escalation annually by SWL on each first day of January.

2.3	For SWL personnel working in SWL’s Home Office, FIFE ENERGY shall be charged at the applicable Home Office Rate for hours worked on the SERVICES. SWL’s standard working week is forty (40) hours comprising five (5) days, Monday to Friday inclusive, of eight (8) hours each.

GENERAL SERVICES AGREEMENT	Page 12 of 13

APPENDIX 2 - FINANCIAL PROVISIONS

All time worked on Saturdays and Sundays and all time worked in excess of eight (8) hours on any one calendar day shall be charged at the Home Office Rate for the individual personnel concerned as given in the Schedule of Rates.

For SWL personnel working or travelling away from SWL’s Home Office FIFE ENERGY shall be charged at eight (8) times the applicable Home Office Rate for each day or part day of absence. Hours spent working or travelling in excess of eight (8) hours in any one day shall be charged additionally to FIFE ENERGY at the relevant Home Office Rate.

3.0	REIMBURSABLE EXPENSES

3.1	All Home Office, reprographic, word processing, computer and communication facilities used by SWL in the performance of the SERVICES are included in the hourly rates.

3.2	All costs incurred by SWL in performance of the SERVICES outside the Milton Keynes office such as visas, travel, work permits, accommodation, living and messing shall be reimbursed by FIFE ENERGY at cost. Such travel, accommodation, living and messing shall be in accordance with SWL’s standard Travel on Company Business policy, a copy of which is available on request.

3.3	FIFE ENERGY shall provide and bear the cost of all office, communications and other facilities reasonably required by SWL personnel working in FIFE ENERGY offices or other locations away from SWL Home Office.

Reimbursable Expenses incurred by SWL shall be evidenced to FIFE ENERGY by supporting and detailed receipts except where covered by a standard charge in accordance with the foregoing.

GENERAL SERVICES AGREEMENT	Page 13 of 13

APPENDIX 3 - DRAFT EPC CONTRACT

A copy of the draft EPC contracts for the following projects has been included in this section:

•	Fife Electric Project, to engineer, supply and construct one GE 109FA steam & gas turbine generator unit

•	Fife Gasification Project, to engineer, supply and construct four 12’ dia BGL gasifiers and recommission one existing 4’ gasifier

The purpose of including these is to indicate directionally the intended scope of this GSA. They describe the projects as envisaged, for which FIFE ENERGY require services to be provided by SWL with the objective of completing the work necessary to achieve FINANCIAL CLOSE including the preparation of complete and mutually acceptable EPC contract documents for both projects.

ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT

by and between

Fife Electric Ltd

as Owner

and

Stone & Webster Ltd (“S&W”)

as Contractor

Dated as of Day, Month, 20XX

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1-6
ARTICLE II RELATIONSHIP OF OWNER, CONTRACTOR, SUBCONTRACTORS AND OTHERS	6
2.1 Status of Contractor	6
2.2 Subcontractors	6
2.3 Major Subcontracts	6
ARTICLE III CONTRACTOR’S RESPONSIBILITIES	7
3.1 Scope of Work	7
3.1.1 General Description of Work	7
3.1.2 Specific Responsibilities	7
3.2 Spare Parts	8
3.2.1 Consumable Spare Parts	8
3.2.2 Special Tools and Operating Spare Parts	8
3.2.3 Failure During Start-Up	8
3.3 Submission and Review of Drawings and Documents	8
3.3.1 Submission by Contractor	8
3.3.2 Review by Owner	8
3.3.3 Owner’s Right to Examine	8
3.3.4 Compliance With Drawings	9
3.3.5 Review Not Approval	9
3.4 Contractor’s Personnel and Labor Relations	9
3.4.1 Site Staff	9
3.4.2 Key Personnel	9
3.4.3 Objection to Representative	9
3.4.4 Labor Relations	9
3.4.5 Employment of Qualified Personnel	9
3.5 Governmental Authorization	10
3.6 Control of the Work	10
3.7 Cleanup; Non-interference	10
3.8 Safety and Emergencies	10
3.8.1 Precautions	10
3.8.2 Emergencies	10
3.8.3 Owner Actions	10
3.9 Financing Assistance	11
3.10 Foreign Corrupt Practices Act	11
3.11 Compliance with Laws	11
3.11.1 Compliance and Indemnity	11
3.11.2 Divergences from Law	11
3.11.3 Changes in Law	11
3.12 Books and Records	11
3.13 Taxes and Fees	11
3.14 Access and Inspections; Correction of Defects	11
3.14.1Right to Inspect	12
3.14.2 Correction of Defects	12
3.14.3 Tear-Out	12
3.14.4 Disclaimer	12

DRAFT AGREEMENT

3.15 Security of Site; Storage and Related Matters	12
3.16 Cooperation and Non-interference	13
3.17 Liens	13
3.17.1 Creation of Liens	13
3.17.2 Indemnity from Liens	13
3.17.3 Discharge of Liens	13
3.17.4 No Waiver of Contractor Rights	13
3.18 Hazardous Substances and Archaeological Discoveries	13
3.18.1 Existing	13
3.18.2 New	14
ARTICLE IV OWNER’S RESPONSIBILITIES	14
4.2 Consumables, Utilities and Interconnections	14
4.3 Payment	14
4.4 Access to Site and Rights of Way	14
4.5 Governmental Authorizations	14
4.6 Operating Personnel	15
4.6.1 Qualified Personnel for Training	15
4.6.2 Operators	15
4.7 Coordination with Utility	15
4.8 Owner’s Representative	15
ARTICLE V COMMENCEMENT OF WORK	15
5.1 Commencement of Work	15
5.1.1 Preliminary Notice to Proceed	15
5.1.2 Notice to Proceed	16
5.2 Project Schedule	16
5.2.1 Preparation	16
5.2.2 Revision and Updating	16
5.3 Progress Reports and Consultation	16
ARTICLE VI CHANGES AND FORCE MAJEURE	17
6.1 Chanee Orders	17
6.2 Owner Directed Changes	17
6.3 Contractor Changes	17
6.4 Definition of Change	17
6.5 Adjustments to Agreement	18
6.6 Performance of Changes	18
6.7 Other Provisions Unaffected	18
6.8 Force Majeure, Change in Law or Owner Delay	18
6.8.1 Notice to Owner	19
6.8.2 Mitigation of Event	19
6.8.3 Change in Law	19
ARTICLE VII CONTRACT PRICE: PAYMENTS TO CONTRACTOR	20
7.1 Contract Price	20
7.1.1 General	20
7.1.2 Escalation	20
7.2 Payment of Contract Price	20
7.2.1 Payment Schedule	20
7.2.2 Monthly Invoices	20

DRAFT AGREEMENT

7.2.3 Monthly Payments	20
7.2.5 Final Payment	20
7.3 Payments Not Waiver or Acceptance of Work	21
7.4 Payments Withheld	21
7.5 Payment of Subcontractors	21
ARTICLE VIII TITLE AND RISK OF LOSS	22
8.1 Title	22
8.1.1 Warranty of Title	22
8.1.2 Title to Work	22
8.1.3 Title to Drawings	22
8.2.1 Prior to Substantial Completion	22
8.2.2 After Substantial Completion	22
8.3 Use by Owner	23
ARTICLE IX INSURANCE	23
9.1 Contractor’s Insurance	23
9.1.1 Required Coverages	23
9.1.2 Requirements of Contractor’s Insurance	23
9.1.3 Payment of Deductibles	23
9.2 Owner’s Insurance	23
9.2.1 Required Coverage	23
9.2.2 Requirements of Owner’s Insurance	23
9.2.3 Payment of Deductibles	24
9.3 Certificates and Cancellations	24
9.3.1 Contractor Certificates	24
9.3.2 Owner Certificates	24
9.3.3 Notice of Cancellation	24
9.5 Miscellaneous	24
9.5.1 Nonwaiver	24
9.5.2 Right to Insure	24
9.5.3 Subcontractor Insurance	24
ARTICLE X DOCUMENTATION	25
10.1 Delivery of Job Books	25
10.2 Facility Drawings	25
10.3 Machine Readable Information	25
ARTICLE XI COMPLETION	25
11.1 Notices	26
11.2 Substantial Completion	26
11.3 Final Completion	26
11.4 Owner Acceptance of Completion Certificates	27
11.5 Punchlist	27
11.5.1 Punchlist Preparation	27
11.5.2 Punchlist Withholding	27
11.5.3 Correction of Punchlist Items	27
11.6 Right of Waiver	28
11.7 Long-Term Obligations	28
ARTICLE XII WARRANTY	28
12.1 General Warranty	28

DRAFT AGREEMENT

12.2 Warranty Period	28
12.3 Remedy	28
12.4 Subcontractor Warranties	29
12.5 Warranty Exclusions	29
12.6 No Implied Warranties	29
ARTICLE XIII SCHEDULE AND PERFORMANCE GUARANTEES	29
13.1 Guarantee of Timely Completion	29
13.2 Delay Liquidated Damages	30
13.3 Performance Guarantees and Liquidated Damages	30
13.3.1 Performance Guarantees	30
13.3.2 Liquidated Damages	30
13.3.3 Payment of Performance Liquidated Damages	30
13.4 Performance Tests	30
13.5 Contractor’s Right to Improve Performance	30
ARTICLE XIV LIMITATION OF LIABILITY	31
14.1 Maximum Liability	31
14.2 Consequential Damages	31
14.3 Releases Valid	31
14.4 Liquidated Damages Not Penalty	31
ARTICLE XV REPRESENTATIONS OF CONTRACTOR AND OWNER	32
15.1 Contractor Representations	32
15.1.1 Corporate Standing	32
15.1.2 No Violation of Law; Litigation	32
15.1.3 Governmental Authorizations	32
15.1.4 No Breach	32
15.1.5 Corporate Action	32
15.1.6 Investigation	32
15.2 Owner Representations	33
15.2.1 Business Organization	33
15.2.2 No Violation of Law; Litigation	33
15.2.3 Governmental Authorizations	33
15.2.4 No Breach	33
15.2.5 Corporate Action	33
ARTICLE XVI DEFAULT TERMINATION AND SUSPENSION	33
16.1 Default by Contractor	33
16.1.2 Termination for Contractor’s Failure to Perform	34
16.1.3 Owner’s Rights	34
16.1.4 General Obligations	35
16.1.5 Payment Obligations	35
16.2 Optional Cancellation by Owner	36
16.2.1 Rights	36
16.2.2 Remedies	36
16.3 Termination by Contractor	37
16.3.1 Termination for Owner’s Inability to Perform	37
16.3.2 Termination for Owner’s Failure to Perform	37
16.3.3 Removal of Equipment	37
16.3.4 Payment on Termination by Contractor	38

DRAFT AGREEMENT

16.4 Suspension of Work	38
16.4.1 Suspension of Work by Owner	38
16.4.2 Suspension of Work by Contractor	38
16.4.3 Adjustment and Compensation for Suspension	38
ARTICLE XVII FORCE MAJEURE	39
17.1 Excused Performance	39
17.2 Burden of Proof	40
ARTICLE XVIII INDEMNITIES	40
18.1 Contractor Indemnity	40
18.2 Owner Indemnity	40
18.3 Patent Indemnity	41
18.4 Notice	41
18.5 Defense of Claims	41
ARTICLE XIX DISPUTE RESOLUTION	42
19.1 Technical Expert	42
19.2 Arbitration Agreement	42
19.3 Continuation of Performance	42
ARTICLE XX PROPRIETARY AND CONFIDENTIAL INFORMATION	42
20.5 Control of Software and Other Proprietary Material	43
ARTICLE XXI SECURITY	44
21.1 Surety Bonds	44
ARTICLE XXII MISCELLANEOUS PROVISIONS	44
22.1 Governing Law	44
22.2 Notice	44
22.3 Assignment	45
22.4 Miscellaneous	45
22.4.1 Entire Agreement	45
22.4.2 Amendments	46
22.4.3 Joint Effort	46
22.4.4 Captions	46
22.4.5 Severability	46
22.4.6 No Waiver	46
22.4.7 Successors and Assigns	46
22.4.8 Exhibits	46
22.4.9 Obligations	46
22.4.10 Further Assurances	46
22.4.12 Counterparts	46
22.4.13 Survival	46

EXHIBIT A	PROJECT SCHEDULE SUMMARY	48
EXHIBIT B	SPECIFICATIONS	48
EXHIBIT B-l	EXCEPTIONS TO SITE CONDITIONS	48
EXHIBIT B-2	OWNER APPROVALS	48
EXHIBIT C-l	CONTRACT PRICE	48
EXHIBIT C-2	MILESTONE PAYMENT SCHEDULE	48
EXHIBIT C-4	LIQUIDATED DAMAGES	48
EXHIBIT C-5	LIQUIDATED DAMAGED ADJUSTMENT	48
EXHIBIT C-6	CANCELLATION CHARGES	48

DRAFT AGREEMENT

DRAFT AGREEMENT

ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT

THIS ENGINEERING, PROCUREMENT and CONSTRUCTION AGREEMENT, dated as of [            ], 200X (the “Effective Date”), between Fife Electric Limited a Scottish company organized and existing under the laws of Scotland (“Owner”), and Stone & Webster Limited (“S&W”), an English company organized and existing under the laws of England (“Contractor”).

PRELIMINARY STATEMENTS

A.	Owner desires to have engineered, designed, supplied, constructed, commissioned and tested a power plant comprised of one GE 109FA steam and gas turbine generator unit to be located at Westfield Development Centre, Cardenden, Fife, Scotland.

B.	Contractor, itself or through subcontractors, desires to provide design, engineering, procurement and construction services for the Project.

NOW THEREFORE, Owner and Contractor agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used without other definition shall have the meanings specified in this Article I, unless the context requires otherwise.

“Agreement” shall mean this engineering, procurement and construction (“EPC”) contract as it may be amended, modified or supplemented from time to time.

“Aggregate Limit” shall mean the value specified for such term in Exhibit C-4.

“Base Conditions” shall have the meaning set forth in Exhibit E-2.

“BP, British Pound Sterling, or £” shall mean lawful currency of the United Kingdom”

Business Day” shall mean every day other than a Saturday, Sunday or a day, which is a legal holiday in the location of the Project, or the place where the Party is located. Otherwise, the term “Day” or Day’s shall refer to a calendar day.

“Change” shall have the meaning set forth for such term in Section 6.4.

“Change In Law” shall have the meaning set forth for such term in Section 6.8.3.

“Change Order” shall mean a written order pursuant to Article VI signed by Owner and Contractor authorizing a change.

“Contract Price” shall have the meaning given to such term in Exhibit C-l.

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“Contractor” shall have the meaning specified for such term in the preamble to this Agreement.

“Contractor Liens” shall have the meaning set forth in Section 3.17.1.

“Corrected Heat Rate” shall mean the thermal efficiency of the Facility expressed as a ratio of fuel consumed to a unit of electric power output, as measured during a Heat Rate Test and corrected from test conditions to Base Conditions by the methods described in Exhibit E-3.

“Corrected Net Electrical Output” shall mean the electric output of the Facility net of the auxiliary loads as measured during a Net Electrical Output Test and corrected from test conditions to Base Conditions by the methods described in Exhibit E-3.

“Default Rate” shall have the meaning set forth in Exhibit C-l.

“Delay Liquidated Damages” shall mean the values set forth in Exhibit C-4.

“Delay Liquidated Limit” shall mean the value set forth in Exhibit C-4.

“Electrical Output Test” shall mean the tests conducted in accordance with the procedures developed pursuant to the guidelines set forth in Exhibit E-3.

“Emissions Guarantee” shall mean the emission limits set forth in Exhibit E-l.

“Emissions Test” shall mean the tests, conducted in accordance with the procedures developed pursuant to the guidelines set forth in Exhibit E-3.

“Equipment” shall mean the equipment, material, spare parts, special tools and supplies which are to be provided by Contractor and become part of the Facility.

“Facility” shall mean the plant and certain related facilities described in Exhibit B.

“Final Completion” shall have the meaning set forth in Section 11.3.

“Final Completion Certificate” shall have the meaning set forth in Section 11.3.

“Force Majeure” shall have the meaning set forth in Section 17.1.

“Generally Accepted Engineering Practice” or “GAEP” shall mean those practices, methods, techniques and standards in effect in the independent power industry at the time of performance of the Work, that are commonly used in prudent engineering and construction to design and construct equipment of similar size and type as the Facility.

“Governmental Authority” shall mean the governmental, administrative and municipal authorities, including, without limitation, any ministry, department, state, municipality, city, or commission which has authority over the work.

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“Governmental Authorizations” shall mean the permits, consents, decisions, licenses, approvals, certificates, confirmations or exemptions from, and applications and notices filed with any Governmental Authority that are necessary for the construction and operation of the Facility.

“Guaranteed Completion Date” shall have the meaning as set forth in Exhibit A as such dates shall be adjusted for events, conditions and/or delays outside of Contractor’s reasonable control or as otherwise provided for herein.

“Hazardous Substances” shall mean any substance or material regulated or governed by any Governmental Authority, or any substance, emission or material now or hereafter deemed by any court or Governmental Authority having jurisdiction to be a “regulated substance”, “hazardous substance”, “toxic substance”, “pesticide”, “hazardous waste”, or any similar classification including by reason of deleterious properties, ignitability, corrosivity, reactivity, carcinogenicity or reproductive toxicity.

“Invoice” shall mean Contractor’s monthly request for payment in accordance with Section 7.2.2, which invoice shall be substantially in the form of Exhibit C-8.

“kW” shall mean kilowatts.

“kWh” shall mean kilowatt-hours.

“Law” shall mean any written applicable constitution, statute, law, ordinance, regulation, order, treaty, decree, or specified codes, standards or objective criteria contained in any applicable Governmental Authorization, or a final decree, judgment or order in connection with this Project, in effect on the date of execution of this Contract.

“Lender” shall mean lenders, institutions, note holders or bondholders providing or guaranteeing financing or refinancing to Owner for the engineering, procurement, construction, operation and maintenance of the Facility, and any agent or trustee therefor.

“Liquidated Damages” shall mean Performance Liquidated Damages and Delay Liquidated Damages.

“Liquidated Limit” shall mean the value specified for such term on Exhibit C-4.

“Major Subcontract” shall mean any Subcontract that is awarded to a Major Subcontractor.

“Major Subcontractor” shall mean any Subcontractor to Contractor having an expected contract value in excess of $500,000 and as designated in Exhibit L.

DRAFT AGREEMENT	3

“Mechanical Completion” shall mean, with respect to each unit, system, phase or component of the Facility, the completion of the Work relating thereto, which includes setting of the applicable equipment on foundations; connecting such equipment to other applicable equipment with piping, wiring, controls, and safety systems; ensuring that such equipment and such related operating systems are individually cleaned, leak checked, lubricated, energized, calibrated and point-to-point checked to verify that such equipment and such related operating systems have been correctly installed so as to respond to simulated test signals equivalent to actual signals received during operation; and ensuring that such equipment and related operating systems are ready for initial operation, adjustment and testing and may be so operated, adjusted and tested without damage thereto or to any other property and without injury to any person. Mechanical Completion shall include but not be limited to the following pre-commissioning activities with respect to the applicable unit, system phase or component: stroking of control valves, phase rotation of electrical equipment, and continuity of other electrical circuits (including loop checks) and response of controls and control equipment.

“Mechanical Limit” shall mean the value specified for such term on Exhibit C-4.

“Milestone Payment Schedule” shall mean the milestone payment schedule as set forth in Exhibit C-2.

“Minimum Performance Guarantees” shall mean the guarantees set forth in Exhibit E-1.

“Month” or “month” shall mean a calendar month (in accordance with the Gregorian calendar).

“MW” shall mean megawatts.

“Notice to Proceed” shall have the meaning set forth in Section 5.1.3.

“Notice to Proceed Effective Date” shall have the meaning set forth in Section 5.1.3.

“Operator” shall mean either the entity under contract to Owner for the operation and maintenance of the Facility, if any, or the Owner.

“Owner” shall have the meaning set forth in the preamble to this Agreement.

“Owner Delay” means any delay by Owner in performing obligations under this Agreement, which delay adversely affects Contractor’s cost, schedule or other performance under this Agreement.

“Owner Indemnitees” means Owner, Lender and each of their respective affiliates, successors, assigns, officers, directors and employees.

“Performance Guarantees” also “Guaranteed Performance” shall mean the guarantees set forth in Exhibit E-l.

“Performance Liquidated Damages” shall mean Performance Liquidated Damages set forth in ExhibitC-4.

DRAFT AGREEMENT	4

“Performance Liquidated Limit” shall mean the amount set forth in Exhibit C-4.

“Performance Test” shall mean any of the Performance Tests set forth in Exhibit E-l.

“Person” shall mean any individual, corporation, partnership, joint venture, trust, unincorporated organization, association or Governmental Authority.

“Preliminary Notice to Proceed” shall have the meaning set forth in Section 5.1.2.

“Project” shall have the meaning set forth in the Preliminary Statements hereinabove first written.

“Project Schedule” shall have the meaning set forth in Section 5.2.

“Project Schedule Summary” shall mean the summary schedule set forth in Exhibit A.

“Punchlist” shall have the meaning set forth in Section 11.5.

“Punchlist Item” means any item of uncompleted Work that (considered individually or in the aggregate of the Punchlist Items) does not or will not adversely affect the performance of the Facility or the ability of Owner to operate the Facility in the ordinary course of business in accordance with GAIEP.

“Punchlist Withholding” shall have the meaning set forth in Section 11.5.

“Replacement Contractor” shall have the meaning set forth in Section 16.1.3.

“Reliability Test” shall mean a test of the reliability of the Facility conducted in accordance with the procedures developed pursuant to the guidelines set forth in Exhibit E-3 to demonstrate the availability of the Facility.

“Retention Bond” shall have the meaning set forth in Section 21.1.

“Retainage” shall have the meaning set forth in Section 7.2.4.

“Scope of Work” shall mean the description of Work to be performed and Equipment to be provided by Contractor set forth in Article III.

“Site” shall mean the real property described in Exhibit I.

“Sound Level Guarantee” shall mean the sound level limits set forth in Exhibit E-l.

“Sound Level Test” shall mean a test conducted in accordance with the procedures developed pursuant to the guidelines set forth in Exhibit E-3.

“Specifications” shall mean the specifications set forth in Exhibit B.

“Subcontract” shall mean an agreement between Contractor and a Subcontractor or a Subcontractor and any other Subcontractor for the performance of any portion of the Work.

DRAFT AGREEMENT	5

“Subcontractor” shall mean any subcontractor, vendor or supplier of equipment, materials or services under contract to Contractor or any Subcontractor or any person engaged or employed by any such Subcontractor in connection with the performance of any portion of the Work.

“Substantial Completion” shall have the meaning set forth in Section 11.2.

“Substantial Completion Certificate” shall have the meaning set forth in Section 11.2.

“Technical Expert” shall have the meaning set forth in Section 19.1.

“Technical Limits” shall mean the limits and restrictions relating to the operation and maintenance of the Facility, as set forth in the Specifications.

“USD, U.S. Dollars or $” shall mean lawful currency of the United States of America.

“Utility” shall mean                     .

“Warranty Period” shall have the meaning set forth in Section 12.2.

“Work” shall mean the obligations, duties and responsibilities assigned to or undertaken by Contractor pursuant to this Agreement.

ARTICLE II

RELATIONSHIP OF OWNER, CONTRACTOR, SUBCONTRACTORS AND OTHERS

2.1 Status of Contractor.

Contractor shall perform and execute the provisions of this Agreement as an independent contractor and shall not be an agent or employee of Owner, unless otherwise provided herein.

2.2 Subcontractors.

Owner acknowledges and agrees that Contractor intends to have portions of the Work accomplished by Subcontractors. Contractor shall cause Subcontractors to perform their work in conformity with the provisions similar to those contained in this Agreement. No contractual relationship shall exist between Owner and any Subcontractor with respect to the Work to be performed pursuant to this Agreement, and no Subcontractor is intended to be or shall be deemed a third-party beneficiary of this Agreement except as expressly set forth herein. Contractor agrees that except as otherwise provided in this Agreement Contractor shall be responsible to Owner for the acts and omissions of Subcontractors and of persons directly employed by them, as it is for the acts or omissions of persons directly employed by Contractor. Entry into any Subcontract shall not relieve Contractor of any of its obligations to perform the Work in accordance with this Agreement.

2.3 Major Subcontracts.

Exhibit L is a list of the potential Major Subcontractors which Contractor and Owner have agreed are

DRAFT AGREEMENT	6

approved for the Major Subcontracts. In the event that Contractor is considering the selection of an entity not listed in Exhibit L for a Major Subcontract, then Contractor shall notify Owner of the proposed Subcontractor at the earliest practical point in the selection process and furnish to Owner information with respect to Contractor’s selection criteria. Contractor shall request Owner’s consent to any such proposed Major Subcontractor and such consent not to be unreasonably withheld. If Owner has neither responded to the notice nor consented to the proposed Major Subcontractor after five business days following Contractor’s notice, such Major Subcontractor shall be deemed approved. If Owner has refused to consent, it shall identify in writing its reasonable basis for such rejection within such 5-day period; then Contractor shall not enter into a Subcontract with such proposed Subcontractor. All other Subcontracts may be executed without prior notice or approval from Owner or others. Owner agrees to promptly cooperate with Contractor to resolve any difference between them regarding such non-approval.

ARTICLE III

CONTRACTOR’S RESPONSIBILITIES

3.1 Scope of Work.

3.1.1 General Description of Work. Contractor shall design and build the Facility located on the Project Site in conformity with the requirements set forth in this Agreement that will meet the Performance Guarantees. Contractor shall furnish, undertake, provide or cause to be provided, in a good and workmanlike manner, services, supervision, testing, labor, personnel, materials, supplies, equipment and machinery necessary to engineer, design, procure, construct, commission and test the Facility in accordance with GAEP and the provisions of this Agreement. Where this Agreement describes the Scope of Work in general terms, but not in complete detail, it is understood and agreed that the Scope of Work includes any incidental work which can be reasonably inferred as required and necessary to complete the Facility in accordance with this Agreement.

3.1.2 Specific Responsibilities. Without limiting the generality of Section 3.1.1 above, Contractor shall:

3.1.2.1	prepare a conceptual design, the detailed design of the entire Facility, and construct the Facility such that it conforms generally to the Specifications and the Scope of Work and meets the Guaranteed Performance requirements described in this Agreement;

3.1.2.2	perform improvements to the Site, required by the Specification and Scope of Work including the clearing, grubbing, cutting, excavating, filling, or compacting of the Site and the removal or importation of related materials (except for removal of any preexisting Hazardous Substances or archeological discoveries);

3.1.2.3	procure, supply, expedite, ship and transport the Equipment to the Site, and unload and store the Equipment until ready for installation;

3.1.2.4	provide construction, construction management, construction equipment, construction tools, lubricants and chemicals for construction activities, welding rods and construction equipment fuel for the construction of the Facility in accordance with this Agreement, except for those items to be furnished by Owner as set forth in Section 4.2;

3.1.2.5	manage and direct the commissioning and performance testing of the Facility using qualified and competent operating personnel provided by Owner while applying Contractor’s procedures;

DRAFT AGREEMENT	7

3.1.2.6 conduct the training described in Exhibit B.

3.2 Spare Parts.

3.2.1 Consumable Spare Parts. Contractor shall provide the spare parts and special tools necessary for the start-up, commissioning and testing of the Facility prior to Substantial Completion.

3.2.2 Special Tools and Operating Spare Parts. Contractor shall provide a list of special tools and operating spare parts required after Substantial Completion as is specified in Exhibit N.

3.2.3 Failure During Start-Up. Should any Equipment fail prior to Substantial Completion, spare parts may be withdrawn from Owner’s stock of operations and maintenance stores and the Equipment that failed returned to operating condition. Contractor shall at its cost promptly replace such withdrawn spare parts with new spare parts of the same type.

3.3 Submission and Review of Drawings and Documents.

3.3.1 Submission by Contractor. Contractor shall submit to Owner, throughout the duration of this Agreement, current copies of Facility drawings and document lists, and Contractor shall provide or cause to be provided to Owner, within thirty (30) days following the Notice to Proceed Date, a submittal schedule setting out the anticipated dates of issue of such anticipated drawings and documents. Contractor shall transmit to Owner in a timely fashion the drawings and documents which Contractor prepares and which Owner reasonably requests for review consistent with Contractors preparation schedule.

3.3.2 Review by Owner. Owner shall have the right to approve only those drawings and documents included in Exhibit B-2 designated as being subject to Owner approval. Owner’s approval shall not be unreasonably withheld or delayed. Owner shall notify Contractor of any defects or deficiencies within ten (10) Days of submittal of any drawing or document required to be submitted to it for approval under this Section 3.3.2. If Owner fails to respond within such ten (10) Day period, then the submitted drawing or document shall be deemed to have been approved by Owner. Contractor shall, within ten (10) Days following receipt of any drawing or document containing an Owner identified defect or deficiency, amend such drawing or document or otherwise take account of or respond to Owner and shall resubmit such drawing or document for Owner’s approval. Owner shall notify Contractor of any comments it may have with respect to Contractor’s response within seven (7) Days of its submittal. Contractor shall reasonably endeavor to implement and accommodate within any such drawing or document submitted for approval and within the method, manner or sequence of carrying out the Work, Owner’s comments relating to such drawing or document (including comments on matters of safety and ease of operation and maintenance of the Facility) provided such comments are required to comply with the Specifications. Owner shall not review or comment on any drawing or document submitted for information except on the grounds that the drawing or document is not in accordance with the Specification, save that the Owner shall always be entitled to comment on or require a change to any such drawing or document by directing a Change Order pursuant to Article 6.

3.3.3 Owner’s Right to Examine. Owner and their authorized representatives shall have the right, during

DRAFT AGREEMENT	8

normal working hours and on reasonable notice, at the premises of the Contractor or Subcontractor to examine drawings or documents which have been or are being prepared by Contractor or any Subcontractor for the purposes of this Agreement, except drawings or documents containing proprietary manufacturing know-how which is confidential to its owner.

3.3.4 Compliance With Drawings. Contractor shall perform the Work and require that materials and equipment are procured and supplied substantially in accordance with the final drawings and documents submitted by Contractor to Owner under this Section 3.3. If Contractor departs in any material respect from any drawings or documents previously submitted to Owner, it shall submit an amended drawing or document to Owner for its review in accordance with the foregoing provisions of this Section 3.3.

3.3.5 Review Not Approval. Owner’s review or approval of any drawing or document shall not be construed as constituting approval of Contractor’s Work, nor shall Owner’s failure to review or failure to comment be construed as approval or disapproval. Contractor shall retain responsibility to provide a facility that meets the requirements of this Agreement, including the requirements of the Specifications, regardless of whether or not Owner has reviewed or approved Contractor’s drawings or documents.

3.4 Contractor’s Personnel and Labor Relations.

3.4.1 Site Staff. Contractor shall require that there are at the Site sufficient suitably qualified and experienced personnel to manage and perform the Work at the Site and to direct the operating and maintenance personnel in the commissioning and testing of the Facility.

3.4.2 Key Personnel. Contractor shall appoint suitably qualified and experienced persons to fill the posts listed in Exhibit X. Contractor shall exercise reasonable efforts to keep such personnel employed in connection with the Work as long as reasonably necessary to fulfill Contractor’s obligations under this Agreement and Contractor shall provide appropriate notice to Owner prior to the Key Personnel’s removal or replacement. Contractor shall submit the resumes of the personnel nominated to fill the positions listed on Exhibit X to Owner for review.

3.4.3 Objection to Representative. Owner shall be entitled by notice to Contractor to object to any representative or person employed by Contractor or any Subcontractor in the execution of the Work who is incompetent or negligent, or engages in misconduct, and Contractor shall promptly take reasonable measures to resolve Owner’s concern.

3.4.4 Labor Relations. Contractor shall use reasonable efforts in the employment of labor and Subcontractors (whether directly or indirectly employed) so as not to cause any conflict or interference with or between the various trades, or any delay in the performance of Contractor’s obligations. Contractor shall be responsible for labor relations matters relating to the Work and shall use reasonable efforts to maintain harmony. Contractor shall use reasonable efforts and judgment as an experienced contractor to adopt and implement policies and practices designed to avoid work stoppages, slowdowns, disputes and strikes.

3.4.5 Employment of Qualified Personnel. Whenever required by Law or GAEP, Contractor agrees to employ licensed personnel to perform engineering, design, architectural or other professional services in the performance of the Work.

DRAFT AGREEMENT	9

3.5 Governmental Authorization. Contractor shall endeavor to obtain in a timely manner the Governmental Authorizations listed in Exhibit K-1, other local construction Governmental Authorizations related to construction work on the Site for which contractors typically are responsible and any completion certificates required by applicable Law certifying that the Facility has been built in accordance with such Governmental Authorizations. Contractor shall give the notices and pay the fees required to be given or paid to any Governmental Authority in relation to any such Governmental Authorizations, which are the responsibility of Contractor. Contractor shall use reasonable efforts (including, but not limited to, providing documents and information reasonably requested by Owner) to assist Owner in its efforts to obtain the Governmental Authorizations required pursuant to Exhibit K-2.

3.6 Control of the Work.

Contractor shall be solely responsible for construction means, methods, techniques, sequences, procedures, safety and security programs in connection with the performance of the Work.

3.7 Cleanup: Non-Interference.

Contractor shall keep the Site reasonably free from waste materials or rubbish caused by its activities. During the period from Substantial Completion until Final Completion, Contractor shall endeavor not to unreasonably interfere with the commercial operation of the Facility. As soon as practicable after Substantial Completion, Contractor shall remove its equipment and materials not constituting part of the Facility and shall completely remove waste material and rubbish from the Site and from surrounding areas to the extent generated by Contractor.

3.8 Safety and Emergencies.

3.8.1 Precautions. Contractor shall be responsible for the safety of its operations and the operations of each Subcontractor. Contractor shall initiate and maintain reasonable safety precautions and programs designed to promote safety and prevent injury to persons or damage to property on, about or adjacent to the Site. Contractor shall erect and maintain reasonable safeguards for the protection of workers and the public. Contractor shall exercise reasonable efforts to eliminate or abate reasonably foreseeable safety hazards created by or otherwise resulting from performance of the Work. At least thirty-five (35) Days prior to commencement of activities at the Site, Contractor shall submit to Owner for review a safety and security plan. Owner and its consultants, representatives, lenders, etc. shall at all times adhere to Contractor’s safety and security plans and programs.

3.8.2 Emergencies. In the event of any emergency endangering life or property of which Contractor is aware, Contractor shall take such action as may be necessary to prevent, avoid or mitigate injury, damage or loss and shall promptly notify Owner of any such emergency and the actions taken by Contractor.

3.8.3 Owner Actions. Whenever Contractor has not complied with its obligations set forth in Section 3.8.1 or 3.8.2, creating an emergency requiring immediate action, then Owner may take reasonable precautions, but the taking of such action by Owner or Owner’s failure to do so shall not limit the Contractor’s liability or its obligations under this Agreement. Contractor shall reimburse Owner for the reasonable costs incurred by Owner in taking such precautions. Upon Substantial Completion, Owner shall assume responsibility for safety and security of the Facility.

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3.9 Financing Assistance. Contractor agrees that it will make reasonably available to Owner, and the Lender (and any independent engineer or other consultants retained by Lender) information relating to the status of the Work, including but not limited to information relating to the design, engineering, construction and testing of the Facility.

3.10 Foreign Corrupt Practices Act.

Contractor shall not act in violation of the U.S. Foreign Corrupt Practices Act, and in connection therewith shall not make any payments, loans, or gifts, directly or indirectly, to or for the use or benefit of any official, employee, agency or instrumentality of any government, political party or candidate thereof, or any other Person, the payment of which would violate the Laws of the United States of America, or the country or countries where the Work is performed.

3.11 Compliance with Laws.

3.11.1 Compliance and Indemnity. In the performance of this Agreement and the carrying out of the Work hereunder, Contractor shall, and shall require its Subcontractors to, ascertain and comply with applicable Laws and Contractor agrees to indemnify Owner and the Owner Indemnitees from and against any fines, penalties, related costs and expenses arising from Contractor’s failure to comply with such Laws in connection with the performance of the Work.

3.11.2 Divergences from Law. If Contractor becomes aware of any divergence between any applicable Law and the Specifications, Scope of Work or any other provision of this Agreement, it shall promptly give Owner written notice specifying the divergence and its proposed Change for remedying such divergence. Following execution of an appropriate Change Order, which shall provide for any change in the Contract Price, Project Schedule or other terms of this Agreement arising from the Change in Law, Contractor shall complete the Work in accordance with such Change Order.

3.11.3 Changes in Law. If and to the extent that any Change in Law gives rise to the requirement to make a modification to the Facility or to a change in the Work or to a change in any performance criteria or to the schedule, manner or sequence of execution of the Scope of Work as described in the Specifications, such Change in Law shall be treated as if it were a Change directed by Owner to which the provisions of Article VI shall apply.

3.12 Books and Records.

Contractor shall keep and shall cause its Subcontractors to keep such books, records and accounts as may be necessary for compliance with its obligations under this Agreement. Owner shall have the right, using a nationally recognized accounting firm, to audit Contractor records only in the event of termination or cancellation under Article XVI or to verify costs in connection with a Change Order which is paid on a reimbursable basis.

3.13 Taxes and Fees.

[To Be Determined]

3.14 Access and Inspections; Correction of Defects.

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3.14.1 Right to Inspect. Owner and its authorized representatives including any Lender or a representative of any Lender shall at reasonable times during normal business hours have access to any place where Work is being performed including the design and manufacturing facilities of Contractor and any Subcontractor to observe the Work and upon reasonable advance notice to Contractor and subject to compliance with reasonable safety precautions, have the right to maintain a reasonable presence at the Site. Owner shall be responsible for all costs associated with its presence, including representatives and/or lenders, incidental to its presence on the Site. Such persons shall have the right to be present during start-up, commissioning and testing, whether on or off the Site, and shall, by way of example and not limitation, have access to test procedures, quality control reports and test reports and data, including Equipment adjustment, installation and alignment data. In order to allow Owner and its authorized representatives to be present, Contractor shall give Owner reasonable advance notice (including use of the Project Schedule as constructive notice) of any major system or equipment check-out or testing with respect to which Owner specifically requests advance notice. Contractor also shall provide any other information in its possession relating to the Facility or this Agreement reasonably requested by Owner or any of its authorized representatives.

3.14.2 Correction of Defects. Contractor shall, at its sole cost and expense, promptly correct any part of the Work which is defective or not in accordance with this Agreement, regardless of the stage of its completion or the time or place of discovery of such errors and regardless of whether Owner has previously accepted it through oversight or otherwise. In the event that any part of the Work is discovered to be in a defective condition or not conforming to this Agreement after Substantial Completion, correction of such defective condition shall be governed by Article XII of this Agreement.

3.14.3 Tear-Out. In the event Owner requests Contractor to tear out Work to permit Owner to inspect previously covered Work, and (i) such tear-out is required as a result of Contractor’s failure to notify Owner that Work was ready for Owner inspection and Owner had timely notified Contractor of its desire to make such inspection or (ii) the Work inspected is defective, then Contractor shall bear the cost of such tear-out, repair and replacement. In all other cases, Owner shall bear such costs and Owner shall execute a Change Order covering such costs and granting a time extension, if appropriate.

3.14.4 Disclaimer. No inspection or review by Owner or its representatives shall constitute an approval, endorsement or confirmation of any drawing, plan, specification, bidder, Equipment, or Work or an acknowledgment that drawing, plan, specification, bidder, Equipment or Work satisfies the requirements of this Agreement; nor shall any such inspection or review relieve Contractor of any of its obligations to perform the Work and furnish the Contractor Equipment so that the Facility, when complete, satisfies the requirements of this Agreement.

3.15 Security of Site; Storage and Related Matters.

Contractor shall warehouse or otherwise provide appropriate storage for Equipment (including, to the extent so specified in Exhibit N, spare parts and special tools) at or in the vicinity of the Site. Contractor shall be responsible for the proper fencing, guarding, lighting and security of the Work and Equipment on the Site and for the proper provision of temporary roadways and footways on the Site as far as may be necessary to secure the Work. Equipment which is stored at a location other than on the Site shall be segregated from other goods as appropriate and Contractor shall be responsible for the security and protection of the Equipment stored or warehoused off the Site.

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3.16 Cooperation and Non-interference.

Contractor acknowledges and accepts that Owner may engage other Persons to perform work or provide services adjacent to the Facility, which are not part of the Work (the “Out of Scope Construction”). Contractor agrees to cooperate in good faith and use its reasonable efforts to coordinate performance of the Work so as to enable any Person performing the Out of Scope Construction to complete its work in a timely and efficient manner. However, any Out of Scope Construction which interferes with the Work will provide the basis for a Change.

3.17 Liens.

3.17.1 Creation of Liens. Contractor shall not directly or indirectly create, incur, assume or suffer to be created by it or any Subcontractor, employee, laborer, materialman or other supplier of goods or services any right of retention, claim, lien, charge or encumbrance on the Site, the Facility or any part thereof or interest therein provided and to the extent Contractor is being paid on a current basis pursuant to this Contract (each a “Contractor Lien”) and Contractor shall promptly pay or discharge, and discharge of record, any such Contractor Lien or other charges which, if unpaid, might be or become a Contractor Lien.

Contractor shall immediately notify Owner of the assertion of any Contractor Lien.

3.17.2 Indemnity from Liens. Contractor shall indemnify, defend and protect Owner and the Owner Indemnitees from and against Contractor Liens which indemnity shall survive the termination of this Agreement.

3.17.3 Discharge of Liens. Upon the failure of Contractor to promptly pay, discharge or provide security for a Contractor Lien within thirty (30) days of written notice to the Contractor from the Owner of the existence thereof, Owner may pay or discharge such Contractor Lien and, upon the payment or discharge thereof, shall be entitled to recover from Contractor the amount thereof together with expenses incurred by it in connection with such payment or discharge or to set off all such amounts against any such sums owed by Owner to Contractor.

3.17.4 No Waiver of Contractor Rights. Nothing in this Section 3.17 shall be construed as a limitation on or waiver by Contractor of any of its rights to encumber the Facility or the Site as security for any payments owed to it by Owner hereunder; provided that Contractor may only exercise such right after providing Owner with thirty (30) days prior written notice of its intent to do so and provided Owner (or Lender on behalf of Owner) shall not have made such payment or provided a bond or other reasonably acceptable provision to secure such payment within such thirty (30) day period.

3.18 Hazardous Substances and Archaeological Discoveries.

3.18.1 Existing. Upon the discovery of any Hazardous Substances existing on or under the Site (i.e. not brought onto the Site by Contractor or its Subcontractors), or of any article of value or antiquity or of archaeological or geotechnical interest, Contractor shall (i) promptly cease work in the affected area and direct its workers and Subcontractors not to remove or further disturb the material or item; (ii) promptly notify Owner of such discovery; (iii) use reasonable efforts to mitigate the effects of any such discovery on the Site, any property or person, and the performance of the Work and (iv) follow any reasonable directions of Owner or its representatives with respect to such discoveries. Contractor shall not be required to remediate any existing Hazardous Substances. Contractor shall be entitled to a Change Order for the

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delay and additional cost, if any, resulting from such discovery or Owner’s directions with respect to such discovery other than as a result of Contractor’s breach of its obligations under this Section 3.18.1. Any item of value or archaeological or geotechnical interest shall, as between Owner and Contractor, be deemed the property of Owner.

3.18.2 New. Contractor shall provide Owner a list of any known Hazardous Substances to be installed or otherwise incorporated into the Facility or used in performing the Work. Contractor shall not, nor shall it permit any Subcontractor, directly or indirectly, to bring any other Hazardous Substances in any material quantity on the Site or to permit the manufacture, storage, transmission or presence of any Hazardous Substance over or upon the Site except in accordance with applicable Law or to release, discharge or otherwise dispose of any Hazardous Substances on the Site. Contractor shall be liable for and shall perform necessary clean-up, removal and remediation of any Hazardous Substances for which it is responsible under this Section 3.18.2.

ARTICLE IV

OWNER’S RESPONSIBILITIES

4.1. Owner Assistance to Contractor

[To be determined.]

4.2 Consumables, Utilities and Interconnections.

Owner shall, within the time frame set forth in Exhibit M, provide and to the extent specified, pay for the utilities, items and services set forth in Exhibit M.

4.3 Payment.

Owner shall timely pay the Contract Price and all other sums, if any, required to be paid by it to Contractor pursuant to the terms of this Agreement, in each case in accordance with the provisions of Article VII. Owner shall provide Contractor as a condition of issuing an effective Notice to Proceed and upon reasonable request throughout the performance of the Work evidence, which reasonably evidences Owner’s financial ability to pay Contractor for the entire Project.

4.4 Access to Site and Rights of Way.

Owner shall provide at Owner’s expense, commencing not later than the date specified in the Project Schedule Summary, access to the Site and shall continue to provide Contractor and Subcontractors with reasonably unrestricted access to the Site until Substantial Completion. Owner will arrange for all easements or other rights of way required for access to the Site and performance of the Work until Substantial Completion.

4.5 Governmental Authorizations.

Owner shall be responsible at its expense for obtaining or causing to be obtained, the Governmental Authorizations listed in Exhibit K-2 and all other Governmental Authorizations required in order for the Facility to be located and operated at the Site, consistent with Contractor’s Project Schedule, and Owner shall promptly deliver to Contractor copies of all such Governmental Authorizations.

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4.6 Operating Personnel.

4.6.1 Qualified Personnel for Training. Owner shall, at its expense and in sufficient time after reasonable notice from Contractor, provide or cause to be provided suitably qualified and, where necessary, licensed operators in the number requested by Contractor for training by Contractor as set forth in Exhibit B. Owner shall supply, or cause to be supplied, such small tools, classrooms office equipment and other similar equipment not provided by Contractor hereunder necessary to facilitate on-the-job training of the operations personnel as Contractor shall have notified Owner in adequate time will be required.

4.6.2 Operators. Subsequent to such training, Owner shall provide at its expense such operators to Contractor for the purpose of commissioning and performance testing of the Facility until Substantial Completion. Such operators will work under the control and supervision of the Operator but shall take technical direction from Contractor until Substantial Completion.

4.7 Coordination with Utility.

Owner shall be responsible at all times for coordinating and communicating with the Utility with respect to all matters, including the submission of notices and other documents and the handling and processing of comments given by the Utility.

4.8 Owner’s_Representative.

On or before the Notice to Proceed Date, Owner shall designate a representative (the “Owner’s Representative”), who shall be authorized to act on behalf of Owner, with whom Contractor may consult at all reasonable times, and whose instructions, approvals, requests and decisions shall be binding upon Owner as to all matters pertaining to this Agreement and the performance of Owner hereunder. Owner may change the Owner’s Representative at any time by written notice to Contractor. Decisions and approvals by the Owner’s Representative will comply with the terms of this Agreement and Laws and will not be unreasonably withheld or delayed.

4.9 Divergences from Law.

If Owner becomes aware of any divergence between any applicable Law or Governmental Authorization and the Specifications, Scope of Work or any other provision of this Agreement, it shall give Contractor prompt written notice specifying the divergence.

ARTICLE V

COMMENCEMENT OF WORK

5.1 Commencement of Work.

5.1.1 Preliminary Notice to Proceed. Owner may, at its option, issue a preliminary notice to proceed authorizing Contractor to perform certain agreed portions of the Scope of Work (a “Preliminary Notice to Proceed”) prior to the issue of a Notice to Proceed. Owner agrees to pay Contractor for such Work at Contractor’s then existing rates plus expenses on a monthly basis. If the Notice to Proceed is subsequently issued and becomes effective then compensation for such Work shall be credited against and included in the Contract Price.

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5.1.2 Notice to Proceed. Contractor will commence with the Work upon receipt of Owner’s written notice to proceed (the “Notice to Proceed”) and shall thereafter proceed continuously and diligently to perform the Work. Owner may issue the Notice to Proceed to Contractor at any time after the signing of this Agreement (the “Notice to Proceed Issue Date”) to permit Contractor to proceed with the Work; provided that for the purposes of establishing the Guaranteed Completion Date under this Agreement the effective date of the Notice to Proceed (the “Notice to Proceed Effective Date”) shall not be until:

5.1.2.1	Contractor has received its initial mobilization payment as provided in the Milestone Payment Schedule; and

5.1.2.2	the insurance required to be obtained by Owner pursuant to Article 9 shall be in effect and, copies of policies acceptable to Contractor provided to Contractor; and

5.1.2.3	Owner shall have provided Contractor (i) with an irrevocable Commercial Letter of Credit for the payment of Contractor’s invoices provided by a bank and in a form acceptable to Contractor, and (ii) with evidence reasonably satisfactory to Contractor of Owner achieving financial closure with funds available for the entire Facility; and

5.1.2.4	Owner shall have provided Contractor with all Owner provided Government authorizations and full access to the Site.

5.2 Project Schedule.

5.2.1 Preparation. Within sixty (60) days following the Notice to Proceed Effective Date, Contractor shall prepare and submit to Owner a schedule (the “Project Schedule”), consistent with the Project Schedule Summary, which shall be designed to have the Work completed on a timely basis by the Guaranteed Completion Date. The Project Schedule shall cover engineering, procurement and delivery of Equipment, and in addition to activities at the Site, expected dates for the items to be furnished by Owner. In addition, Contractor shall submit a narrative description of its management plan for performing the Work to meet the Project Schedule.

5.2.2 Revision and Updating. Contractor shall promptly inform Owner of any proposed material change in the Project Schedule, and shall furnish Owner with a revised schedule and narrative. The Project Schedule and narrative shall be kept reasonably up-to-date, taking into account the actual progress of Work and shall be revised, if necessary, and included with the progress report required by Section 5.3 below.

5.3 Progress Reports and Consultation.

Contractor shall submit to Owner by the sixteenth (16th) day of each month, or if the sixteenth (16th) is not a Business Day, then on the first Business Day following such day, a written progress report (in form reasonably satisfactory to Owner) which report shall include a description of the progress of the Work, details regarding the completion of any milestones in the Payment Schedule, the status of the supply of goods, materials and Equipment necessary for the completion of the Work, a comparison of the actual schedule of the Work with the Project Schedule, and an evaluation of problems and deficiencies and a

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description of any planned corrective action with respect thereto. The monthly progress report shall be delivered to the Owner Representative. Contractor shall promptly notify Owner in writing at any time if Contractor has reason to believe that there will be a material deviation in the Project Schedule which may result in Contractor failing to meet a Guaranteed Completion Date or may affect the time required for Owner to perform any of its obligations under Article 4 above, and Contractor will specify in said notice any corrective action planned to be taken by Contractor.

ARTICLE VI

CHANGES AND FORCE MAJEIJRE

6.1 Change Orders.

No Change shall be made except in accordance with a duly issued Change Order executed in writing by Owner and Contractor, except as otherwise provided for in this Article VI herein. Change Orders shall contain full particulars of the Changes, and any adjustments of the Contract Price, Project Schedule, Guaranteed Completion Date or Performance Guarantees, and any other modification to this Agreement.

6.2 Owner Directed Changes.

Owner, at any time, by written notice to Contractor, may direct Changes in the Work or Equipment, consisting of additions, deletions, modifications, substitutions or other Changes within the general scope of this Agreement.

6.3 Contractor Changes.

Contractor may and in certain circumstances must, by written notice, request a Change. Upon receipt of Contractor’s request and any supporting documentation reasonably requested by Owner, then within fifteen (15) Business Days Owner will notify Contractor of its acceptance or rejection of such request. Upon Owner’s approval of such request and agreement on the terms of an associated Change Order, Contractor may proceed with the implementation of such Change. If Owner elects not to proceed with any Change requested by Contractor resulting from a Change in Law, the discovery of Hazardous Substances or any article of value or antiquity or of archaeological or geotechnical interest, or any unforeseen or varying Site or other conditions, or event of Force Majeure, Owner shall provide written notification to Contractor to stop work; otherwise Contractor shall be entitled to continue with the work as changed and pending agreement on the changes to price, schedule and other effected provisions herein, Contractor shall be compensated on the reimbursable basis in Exhibit F. If such change, discovery, condition, event or amendment increases Contractor’s cost or liabilities, or materially impacts Contractor’s ability to continue its performance hereunder, Contractor as an alternative may suspend its performance hereunder or terminate this Agreement pursuant to Section 16.3 hereof. Contractor shall have no liability for the consequences of such election not to proceed with such Change if such option is exercised in good faith.

6.4 Definition of Change.

A “Change” shall mean a change in the Scope of Work, Specifications, Performance Guarantees, Contract Price, Guaranteed Completion Dates, or Project Schedule, as applicable or any other import to the work or schedule. A Change may result from Owner directed changes pursuant to Section 6.2, Contractor requested changes pursuant to Section 6.3, Owner, Governmental Authority or third party Delay, Force Majeure,

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Change in Law, the discovery of Hazardous Substances or any article of value or antiquity or of archaeological or geotechnical interest, the discovery of any unforeseen or varying Site condition, any event or condition outside of Contractor’s reasonable control, or suspension of the Work pursuant to Section 16.4.

6.5 Adjustments to Agreement.

Should any Change cause an increase or decrease in the cost of or time required for performance of this Agreement by Contractor or otherwise affect any provision of this Agreement, Contractor shall be entitled to an adjustment to the Contract Price, Project Schedule, Performance Guarantees, Guaranteed Completion Dates, Milestone Payment Schedule or any other provisions of this Agreement which are affected by such Change. When Contractor is notified of or becomes aware of a Change, Contractor shall promptly prepare and submit to Owner an estimate of the increase or decrease, if any, in the cost and time required to complete the Work, together with an explanation of the basis for such estimate, and shall inform Owner whether, in Contractor’s opinion, such Change should result in an adjustment pursuant to this Agreement, specifying the relevant provision of this Agreement. The price of any Work required or deleted by a Change shall be either a lump-sum fixed price mutually agreed to by the parties or a cost plus price calculated on the basis of Exhibit F, unless the parties agree otherwise. The explanation of the basis for a cost Change shall include, as appropriate, relevant cost information regarding the portion of the original cost estimate that is affected by the Change, vendor pricing for the cost of Equipment added by the Change, and estimated quantities of Equipment, other materials and labor added by the Change. If Contractor and Owner fail to agree on Contractor’s entitlement to an adjustment or the nature of such adjustment, then the provisions of Article XIX shall be invoked to resolve the dispute. Pending the resolution of such dispute, Contractor shall be reimbursed for such Change on the basis of Exhibit F and when the dispute is resolved said reimbursed amount shall be credited against said resolved amount. If Owner fails to agree to a Contractor request for an extension of a Guaranteed Completion Date to which Contractor is ultimately determined to be entitled, then Contractor is entitled to a Change for any increased cost plus its markups resulting from extraordinary efforts to meet the Guaranteed Completion Date during resolution of the dispute.

6.6 Performance of Changes.

In the event the parties are unable to agree on the adjustments applicable to a Change or acceleration in schedule, then Contractor shall, if directed by Owner, nevertheless proceed to perform such Change or accelerate the schedule so long as Contractor is paid the costs and charges incurred in performing such Change or accelerating the schedule in accordance with Exhibit F. Contractor shall not pursuant to this Section 6.6, be required to perform any Change to the Work directed by Owner that would impair Contractor’s ability to meet the Guaranteed Completion Date, or Performance Guarantees without an agreed upon adjustment to the Project Schedule or Guaranteed Completion Date.

6.7 Other Provisions Unaffected,

Except to the extent a Change specifically amends one or more provisions hereof, provisions of this Agreement shall apply to Changes, and no Change shall be implied as a result of any other Change.

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6.8 Force Majeure, Change in Law or Owner Delay.

6.8.1 Notice to Owner. Contractor shall give timely notice to Owner of any event or circumstance that Contractor believes is or might become Force Majeure, Owner Delay, Governmental Authority or third party delay, varying or unforeseen Site condition, or Change in Law, which notice shall include the information required with respect to the associated Change that is required to be provided by Contractor pursuant to Section 6.5. If it is impracticable to specify the adjustments that Contractor will claim, then Contractor shall provide Owner with periodic supplemental notices during the period the event or circumstance continues to keep Owner informed of any change, development, progress or other relevant information concerning the event or circumstance.

6.8.2 Mitigation of Event. Contractor shall use reasonable efforts to remove or mitigate the effects of any Force Majeure, Owner Delay, Governmental Authority or third party delay, varying or unforeseen Site condition, or Change in Law. Contractor also shall use reasonable efforts to minimize the delay caused thereby, but shall not, without the approval of Owner as set forth in a Change Order issued with respect thereto, be required to: (a) subcontract additional Work or work additional hours for which premium time is payable, (b) schedule additional work shifts, or (c) otherwise incur additional costs, if, in any such case, such subcontracting, additional hours, additional shifts or other additional costs would not have been required to meet the Guaranteed Completion Date in effect prior to the occurrence of such Force Majeure, Owner Delay, Governmental Authority or third party delay, varying or unforeseen Site condition, or Change in Law. Notwithstanding any other provision to the contrary, Contractor may make any changes to the Facility in order to meet schedule or any guarantee provided such change does not incur additional cost to Owner.

6.8.3 Change in Law. Change-in-Law shall mean:

6.8.3.1	repeal, amendment, modification or supplementation of any existing Governmental Authorization or Law affecting the Project or the Facility, Contractor or any affiliate/partner of Contractor in relation to the Project, or

6.8.3.2.	enactment or making of a new Governmental Authorization or Law or interpretation thereof, affecting the Project or the Facility, Contractor or any affiliate/partner of Contractor in relation to the Project, or

6.8.3.3.	cancellation or non-renewal or a change in the conditions applicable to, any Governmental Authorization, or

6.8.3.4.	commencement of any Law, affecting the Project or the Facility, Contractor or any affiliate or member of Contractor in relation to the Project or imposition of a requirement for Authorization that has not yet entered into effect or is not required as of the date hereof, or

6.8.3.5.	change in the manner in which a Law or Governmental Authorization is applied to the Project or the Facility, Contractor or any Affiliate of Contractor in relation to the Project, or in the application or interpretation thereof, or

6.8.3.6.	change in the tax rates relating to the Project, or a change in the application of such tax rates with respect to the Project, the Facility, Contractor or any Affiliate/Partner of Contractor;

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6.8.3.7.	provided, however, that any of the events listed in clauses 6.8.3.1 through 6.8.3.6 occur after the date of this Agreement as a result of, or in connection with any action or inaction by any Governmental Authority and any other governmental requirement which affects or governs the Project, the Contractor or Affiliate/Partner of Contractor and not as a result of any negligent action by Contractor or any Affiliate of Contractor.

ARTICLE VII

CONTRACT PRICE; PAYMENTS TO CONTRACTOR

7.1 Contract Price.

7.1.1 General. Contractor agrees to perform the Work for the Contract Price, subject to adjustment pursuant to the provisions hereof.

7.1.2 Escalation. The Contract Price is not subject to escalation unless the Notice to Proceed Effective Date is after the date set forth in Exhibit A. In the event the Notice to Proceed Effective Date is after such date, then the Contract Price and Schedule shall be subject to adjustment. If Owner does not accept such adjustments, it may terminate this Agreement.

7.2 Payment of Contract Price.

7.2.1 Payment Schedule. The Contract Price shall be paid to Contractor in the currency specified by Contractor in accordance with the Milestone Payment Schedule, Exhibit C-2, which sets forth the portion of the Contract Price allocable to each Milestone. The Milestone Payment Schedule shall be used as the basis for the preparation of progress invoices as described in Section 7.2.2 below. Payments shall be made by electronic transfer to a Bank determined by the Contractor.

7.2.2 Monthly Invoices. On or before the Notice to Proceed Effective Date, and thereafter on or before the fifteenth (15th) Day of each month during the performance of the Work, Contractor shall furnish to Owner an invoice for the period ending on the last day of the month preceding such month, setting forth the portion of the Contract Price allocable to the milestone actually completed (or portion thereof) by Contractor during such period or month, as the case may be, calculated in accordance with the Milestone Payment Schedule.

7.2.3 Monthly Payments. Within ten (10) days following the date Owner receives each invoice under Section 7.2.2, payments made for undisputed portions of Contractor’s invoices shall be made by wire transfer of funds to the account of Contractor.

7.2.4 Final Payment. Following Substantial Completion, Contractor shall submit to Owner a statement summarizing and reconciling previous invoices, payments and Changes and an affidavit that payrolls, payroll taxes, liens, charges, claims, demands, judgments, security interests, bills for materials and Equipment and other indebtedness for which Contractor may in any way be responsible, have been paid or released, as the case may be, accompanied by releases and waivers of liens from Contractor and each of its Major Subcontractors. An indemnity may be provided to Owner in lieu of Subcontractor waivers. To the extent there is a bona fide dispute with a Subcontractor, Contractor may post a surety bond issued by a surety assigned a rating of at least “A” by Standard & Poor’s or other similarly recognized national rating

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agency, or shall agree upon an escrow of funds to satisfy any such Subcontractor in lieu of such waiver. Within thirty (30) Days of the receipt of such statements (and bond), Contractor will be paid the remaining portion of the Contract Price, less any Punchlist Withholding not secured pursuant to Section 21.1.

7.3 Payments Not Waiver or Acceptance of Work.

No payment made by Owner under this Agreement shall constitute a waiver of any claim or right Owner may have at that time or thereafter, including claims regarding unsettled liens, warranty rights and indemnification obligations of Contractor. No payment made by Owner under this Agreement shall be considered or deemed to represent that Owner has inspected the Work or checked the quality or quantity of the Work or that Owner knows or has ascertained how or for what purpose Contractor has used sums previously paid, and shall not be deemed or construed as an approval or acceptance of any Work or as a waiver of any claim or right Owner may have hereunder. Payments shall be subject to correction or adjustment in subsequent progress reviews and payments. Notwithstanding, to enable Contractor to make timely and efficient corrections, Owner shall make any claims it has or could have raised within forty-five (45) Days of its becoming aware of the basis of such claim.

7.4 Payments Withheld.

Owner may withhold payment on any invoice or a portion in an amount and to such extent as may be reasonably necessary, subject to the dispute resolution provisions of Article XIX to protect Owner from loss because of:

7.4.1 Work that is materially defective or not in accordance with material provisions of this Agreement and has not been remedied pursuant to Section 3.14.2 or the warranty provisions of Article XII; or the material failure of Contractor to perform Work in accordance with the material provisions of this Agreement following written notice from Owner;

7.4.2 Third party suits, stop notices or liens for which Contractor is liable under this Agreement, whether directly or pursuant to any indemnification obligation hereunder, made on or filed against Owner or with respect to the Site or the Facility and not cleared by Contractor by payment, letter of credit, bond, deposit or otherwise within thirty (30) days after receipt by Contractor of written notice which includes reasonable evidence of Contractor’s liability therefore from Owner requesting such action.

7.5 Payment of Subcontractors.

Contractor shall promptly pay, in accordance with the terms and conditions set forth in the respective Subcontract, each Subcontractor the amount to which said Subcontractor is entitled. Contractor shall, by an appropriate agreement with each Subcontractor, require each Subcontractor to make timely payments to its laborers, suppliers and subcontractors in a similar manner.

7.6 Waiver of Liens.

At Substantial Completion, Contractor shall supply Owner with a waiver and release of liens and security interests to the extent payment is received in substantially the form set forth in Exhibit D, duly executed and acknowledged by Contractor in order to assure an effective release of mechanics’ or materialmen’s liens to the extent permitted under Law. The waiver or release of liens shall provide that amounts that

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were due and payable to Contractor in connection with the Work as of such date have been paid and that Contractor waives, releases or relinquishes any lien, security interest or claim for payment to the extent such payment is received by Contractor.

7.7 Interest and Disputed Invoices.

Amounts not paid by either party to the other when due under any provision of this Agreement, including the provisions of this Article VII, shall bear interest from the date payment was originally due to and including the actual date of payment at the Default Rate. If there is any dispute about any amount invoiced by Contractor, the amount not in dispute shall be promptly paid and any disputed amount which is ultimately determined to have been payable shall be paid with interest at the Default Rate from the date the item was payable up to and including the actual date of payment.

ARTICLE VIII

TITLE AND RISK OF LOSS

8.1 Title.

8.1.1 Warranty of Title. Contractor warrants good title to the Work and Equipment and warrants and guarantees that title when it passes to and vests in Owner as described in this Section 8. 1 will be free and clear of any liens, claims, charges, security interests, encumbrances and rights of other persons arising as a result of any actions or failure to act of Contractor, its Subcontractors, or their employees or representatives.

8.1.2 Title to Work. Title to Work and Equipment will pass to Owner upon payment by Owner to Contractor of the amounts invoiced in respect of such Work and Equipment.

8.1.3 Title to Drawings. Title to drawings, specifications and like materials specifically prepared as part of the Work will remain with Contractor. Contractor grants to Owner an irrevocable, non-exclusive, royalty-free license to use and reproduce Contractor and Subcontractor drawings, specifications and other design documentation to which Contractor has title or has the right to grant sub-licenses solely for the purpose of constructing, operating, maintaining, rebuilding, modifying or expanding the Facility. Owner shall have the right to assign the benefit of such license to any Lender in connection with granting a security interest in the Facility, to a purchaser of the Facility or any subsequent assignee of same. Owner may retain the necessary number of copies of such documents for purposes of construction, operation and maintenance of the Facility.

8.2 Risk of Loss.

8.2.1 Prior to Substantial Completion. Notwithstanding passage of title as provided in Section 8.1, Contractor shall bear the risk of loss and damage, and shall be obligated to repair, replace, or reconstruct any portion of the Work or Equipment which is lost, damaged or destroyed prior to Substantial Completion.

8.2.2 After Substantial Completion. After Substantial Completion, Owner shall bear the risk of loss and damage to the Facility, irrespective of the cause of such loss or damage.

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8.3 Use by Owner.

Owner may, with Contractor’s consent, occupy or use any complete or partially completed portion of the Work at any stage, provided such occupancy or use is approved by the builder’s all risk and property insurer and provided such occupancy or use is in compliance with Law and is for the purpose that such portion of the Work was intended. If the parties agree to such partial occupancy or use prior to Substantial Completion, Owner assumes the complete risk of loss and damage of such completed or partially completed portion of the Work irrespective of the cause of such loss or damage, and Owner shall be deemed to have accepted such work and Substantial Completion of said portion of the Work shall be deemed to have occurred. Consent of Contractor to partial occupancy or use shall not be unreasonably withheld or delayed.

ARTICLE IX

INSURANCE

9.1 Contractor’s Insurance.

9.1.1 Required Coverages. Prior to the start of the Work and thereafter until the end of the Warranty Period, Contractor will obtain and maintain at its expense the insurance described on Exhibit H-l with an insurance company or companies licensed to do business as required by applicable law and rated “A” or better by Best’s Insurance Guide and Key Ratings or with security otherwise reasonably acceptable to Owner.

9.1.2 Requirements of Contractor’s Insurance. The insurance provided by Contractor pursuant to this Section 9.1 shall be primary for activities away from the Site as respects Owner, Utility, any Lender and their respective directors, officers, representatives, agents and employees and any other insurance obtained and maintained by Owner or any Lender shall be excess of and shall not contribute with such insurance except as specifically stated herein. In addition, such insurance shall include those provisions set forth on Exhibit H-l.

9.1.3 Payment of Deductibles. The insurance provided by Contractor pursuant to this Section 9.1 may have reasonable deductibles and Contractor shall be solely responsible for the payment of such deductible amounts, unless the loss or damage is caused in whole or in part by the fault or negligence of Owner, in which case the deductible shall be shared or apportioned as between Contractor and Owner in proportion to the degree of fault of each.

9.2 Owner’s Insurance.

9.2.1 Required Coverage. Prior to the start of the Work and thereafter until Substantial Completion and thereafter, Owner shall obtain and maintain the insurance described in Exhibit H-2 with an insurance company or companies licensed to do business as required by applicable law and rated “A” or better by Best’s Insurance Guide and Key Ratings or with security otherwise reasonably acceptable to Contractor.

9.2.2 Requirements of Owner’s Insurance. The insurance provided by Owner pursuant to Section 9.2 shall be primary, unless stated otherwise in Exhibit H-2, as respects Contractor, its partners, Subcontractors and their respective directors, officers, representatives, agents, partners, affiliates, and employees, and any other insurance obtained and maintained by Contractor or its Subcontractors shall be excess of and shall

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not contribute with such insurance. Contractor and Subcontractor and their affiliates and partners shall be included as insureds and include waivers of subrogation in favor of such insureds. In addition, such insurance shall include those provisions set forth in Exhibit H-2.

9.2.3 Payment of Deductibles. The insurance provided by Owner pursuant to Section 9.2 shall have the deductibles provided in Exhibit H-2, and Owner shall be solely responsible for the payment of such deductible amounts, unless the loss or damage is caused in whole or in part by the fault or negligence of Contractor or any Subcontractor, in which case the deductible shall be shared or apportioned as between Contractor and Owner in proportion to the degree of fault of each.

9.3 Certificates and Cancellations.

9.3.1 Contractor Certificates. Contractor shall, on or prior to commencement of activities on Site, deliver to Owner certificates of insurance evidencing compliance with the requirements of Section 9.1.

9.3.2 Owner Certificates. Owner shall, consistent with the timing set out in Section 9.2, deliver to Contractor copies of such Owner policies which have been previously approved by Contractor, which approval shall not be unreasonably withheld, and certificates of insurance evidencing compliance with the requirements of Section 9.2.

9.3.3 Notice of Cancellation.

9.3.3.1	All policies of insurance to be secured and maintained hereunder shall provide, by endorsement, that the other party and any additional insured where required in writing shall be provided forty-five (45) days prior written notice of any material policy changes or cancellations (except two (2) days for non-payment of premium), and that no such cancellation or change shall be effective without such notice.

9.3.3.2	Each Party shall immediately notify the other Party regarding the occurrence of any of the following events: (a) any significant loss covered by a policy required to be maintained by this Article IX; (b) any significant dispute with an insurer; (c) the early cancellation of any policy; (d) the failure to pay any premium payment; (e) the failure, for any reason, to maintain any policy required to be maintained by this Article; and (f) any significant change in any insurance coverage contracted for by such Party.

9.4 Miscellaneous

9.4.1 Nonwaiver. Failure of either party to comply with the foregoing insurance requirements shall in no way waive its obligations or liabilities under this Agreement or the rights of Owner hereunder against Contractor, or the rights of Contractor hereunder against Owner.

9.4.2 Right to Insure. Should either party fail to provide or maintain any of the insurance coverage required under this Article IX, the other party shall have the right to provide or maintain such coverage at the failing party’s expense, either by direct charge or set-off.

9.4.3 Subcontractor Insurance. Before permitting any Subcontractor to perform any Work on Site, Contractor shall obtain a certificate of insurance from each such Subcontractor evidencing that such

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Subcontractor has obtained, from insurance carriers licensed to do business as required by applicable Law and rated “A” or better by Best’s Insurance Guide and Key Ratings or with security otherwise reasonably acceptable to Owner, insurance in such amounts and against such risks as is prudent in light of the work to be performed by such Subcontractor, and subject to the commercial availability of such insurance and commensurate with normal practices in the location where such Work is performed.

ARTICLE X

DOCUMENTATION

10.1 Delivery of Job Books.

At least sixty (60) Days prior to commissioning, Contractor shall deliver to Owner eight (8) copies of the semi-final draft of the job books for the Facility (the “Job Books”) in the format and including the information and materials described in Exhibit R, Such semi-final draft shall be without as-built drawings, but as reasonably complete as available information will allow, with sufficient information to permit the training of Owner’s operators and the normal operation and maintenance of the Facility by persons generally familiar with plants similar to the Facility. Within one hundred and twenty (120) Days following Substantial Completion, Contractor shall provide to Owner eight (8) copies of the final Job Books, including complete sets of as-built drawings, in accordance with the provisions of Exhibit R. For any early start-up of an individual unit or system, Contractor shall provide on a timely basis the appropriate portions of the Job Books containing adequate information to enable proper orientation and training of qualified personnel to permit a safe, efficient and effective start-up of such unit or system.

10.2 Facility Drawings.

In addition to the Job Books, Contractor shall provide to Owner one (1) complete set of the then-current reproducible drawings. Such drawings shall be provided in accordance with the schedule and format requirements set forth in Exhibit R. For the avoidance of doubts, such reproducible drawings are not intended to be “as built” reproducible drawings, the latter of which shall be provided by Contractor as part of the final Job Books.

10.3 Machine Readable Information.

Where any of the information to be provided by Contractor pursuant to this Article 10 is produced on computer or is otherwise available in magnetic, optical or other digital machine readable form, Contractor shall provide to Owner a copy of such information. However, because of the possibility that information and data delivered in machine readable form may be altered, whether inadvertently or otherwise, and the automated conversion of information and data from the system and format used by Contractor to an alternate system or format cannot be accomplished without the possibility of inexactitudes, anomalies, and errors, Owner shall use such information in machine readable form at its sole risk, and Contractor shall bear no liability for such use. Contractor may retain hard copy originals of documentation delivered to Owner in machine readable form, which hard copy originals shall be referred to and shall govern in the event of any inconsistency between the two.

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ARTICLE XI

COMPLETION

11.1 Notices.

Contractor shall give the Owner notice of the occurrence of Mechanical Completion, and the notices of testing required by Exhibit E-3.

11.2.1 Substantial Completion. The Facility shall be considered substantially complete (“Substantial Completion”) upon receipt and acceptance by Owner of a certificate from Contractor substantially in the form of Exhibit J-l (the “Substantial Completion Certificate”) certifying the following to be true and correct:

11.2.1.1	the Facility is substantially complete in accordance with the Scope of Work, the Specifications and applicable Governmental Authorizations and permits and can be safely operated for its intended purpose; and

11.2.1.2	Work required to be furnished by Contractor for the Facility is substantially complete and Equipment has been delivered to the Site and properly incorporated into the Facility, except for Punchlist Items; and

11.2.1.3	Performance Tests required for Substantial Completion as specified in Exhibit E-3 have been successfully completed and a certificate of the results has been received by Owner; and

11.2.1.4	the Facility meets the Minimum Performance Guarantees; and

11.2.1.5	the Punchlist has been received by Owner.

11.2.2 Together with such certificate, Contractor shall deliver to Owner a written report with respect to the test requirements listed above and the status of the Work in sufficient detail to enable Owner to independently determine whether Substantial Completion has occurred. Should Owner not respond in writing within five (5) days of its receipt of Contractor’s Substantial Completion Certificate, Substantial Completion shall be deemed to have occurred. Should Owner disagree with Contractor’s Substantial Completion Certificate, it shall provide a detailed basis of such disagreement sufficient to allow Contractor to correct such deficiency.

11.3 Final Completion.

The Facility will be deemed to be finally complete (“Final Completion”) upon the receipt and acceptance by Owner of a certificate from Contractor substantially in the form set forth in Exhibit J-2 (the “Final Completion Certificate”) certifying each of the following to be true and correct:

11.3.1	Substantial Completion has occurred and Punchlist Items have been completed;

11.3.2	The Facility meets the Performance Guarantees and Contractor has paid Performance Liquidated Damages due;

11.3.3	Contractor’s obligations under Section 3.6 and Article X have been completed;

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11.3.4 Contractor has provided the waiver and release required pursuant to Section 7.6; and

11.3.5 Contractor has met its obligations under this Agreement other than the warranty obligations under Article 12 and any obligations that survive the termination of this Agreement.

11.4 Owner Acceptance of Completion Certificates.

Within seven (7) Days after receipt of either a Substantial Completion Certificate or Final Completion Certificate, Owner shall either (a) notify Contractor of its acceptance of such certificate and acknowledge that Substantial Completion or Final Completion has occurred, or (b) if reasonable cause exists for doing so, notify Contractor in writing that Substantial Completion or Final completion has not been achieved, stating in detail the reasons therefor. In the event Substantial Completion or Final Completion has not been achieved, Contractor shall promptly take such action or perform such additional Work or other services as will achieve Substantial Completion or Final Completion and then issue Owner another Certificate pursuant to Section 11.2 or 11.3. Owner shall respond to any such subsequent certificate from Contractor within seven (7) Days following receipt. Such procedure shall be repeated until such time as Owner has acknowledged Substantial Completion or Final Completion. The failure of Owner to respond in writing to any certificate submitted by Contractor within the time period required in this Section 11.4 shall be deemed an acceptance of the certificate and acknowledgment of Substantial Completion or Final Completion by Owner. The effective date of Substantial Completion and Final Completion shall be deemed the day that the Facility was actually Substantially and Finally Complete respectively, and not the date of sending, receiving or accepting any notice or certificate.

11.5 Punchlist.

11.5.1 Punchlist Preparation. Prior to Substantial Completion, Owner and Contractor shall inspect the Facility and Contractor shall prepare a listing of the outstanding Punchlist Items and provide it to Owner together with an estimate of the cost and time to complete or correct each such Punchlist Item. In each case, such Punchlist Items shall not be grounds for not accepting the Substantial Completion Certificate. The draft Punchlist shall be prepared by Contractor and submitted to Owner for review. Owner shall review and comment on the Punchlist not later than five (5) days after Owner’s receipt thereof, and Contractor shall issue a revised Punchlist, that takes account of or responds to Owner’s comments within five (5) days after Contractor’s receipt of such comments. Any dispute between Owner and Contractor regarding the Punchlist shall be resolved in accordance with the procedure set forth in Sections 19.1 and if necessary Section 19.3.

11.5.2 Punchlist Withholding. Owner shall withhold (the “Punchlist Withholding”) an amount equal to one hundred twenty five percent (200%) of the estimated cost of correcting outstanding Punchlist Items from the payment due Contractor and retain such amount until the Punchlist Items are corrected or until a Retention Bond covering such Punchlist Withholding has been provided as set forth in Section 21.1.

11.5.3 Correction of Punchlist Items. Promptly after receipt by Owner of the revised Punchlist, Contractor and Owner shall agree upon a schedule for Contractor’s completion of the Punchlist Items that will allow Contractor to complete such Work within a reasonable period of time without interfering with the operation of the Facility. Owner shall provide Contractor reasonable access to the Facility to perform such Work in accordance with such schedule to the extent that such access does not interfere with the operations of the Facility. Any change to the Work or Equipment that would alter the Scope of Work or Specifications may be made only with prior written approval of Owner in accordance with the terms of Article VI.

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11.6 Right of Waiver.

Owner shall have the right, but shall have no obligation, to waive, defer or reduce any of the requirements stated in this Article XI at any time. However, Owner’s exercise of any rights hereunder shall apply only to such requirements as Owner may specify in writing and shall in no event relieve Contractor of any requirements or other obligations not so specified.

11.7 Long-Term Obligations.

It is expressly understood and agreed by the parties that nothing in this Article XI shall in any way modify or alter Contractor’s obligations under Articles XII and XIII.

ARTICLE XII

WARRANTY

12.1 General Warranty.

Contractor represents and warrants that it is and will remain qualified and capable of performing the Work to complete the Facility in accordance with the terms of this Agreement. Contractor warrants that services provided and procedures followed by Contractor hereunder shall be in accordance with the manufacturer or vendors warranty requirements, and GAEP. Contractor further warrants that the Work, including each item of Equipment and other items furnished by Contractor, shall be new and of good quality, shall be free from defects in design, engineering, materials, construction, and workmanship, and shall conform with applicable Laws and Governmental Authorizations, the Specifications, Scope of Work and this Agreement.

12.2 Warranty Period.

The warranty set forth in Section 12.1 shall extend for a period of twelve (12) months following Substantial Completion (the “Warranty Period”). The warranty period with respect to any Work or Equipment that is repaired, replaced, modified or otherwise altered or corrected after Substantial Completion shall extend for twelve (12) months from the date of completion of such repair, replacement, modification, correction or alteration, provided that in no event shall the warranty period extend beyond twenty four (24) months from Substantial Completion.

12.3 Remedy.

Owner shall promptly give notice to Contractor of the discovery during the Warranty Period of any breach of Contractor’s warranties under Section 12.1 along with the detailed basis of Owner’s claim of Contractor’s liability therefor. Contractor shall correct or replace the applicable Work or Equipment at no cost to Owner, with reasonable assistance to be provided by Owner’s personnel and equipment. Promptly after receipt by Contractor of such notice, Contractor and Owner shall agree upon a schedule for Contractor’s performance of its warranty obligations, which will allow Contractor to complete such work

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within a reasonable period of time without unreasonably interfering with the operation of the Facility. Owner shall provide Contractor with full and free access to the Facility to perform such warranty obligations in accordance with such schedule. Any change to the Work or Equipment that would alter the Scope of Work or Design Basis may be made only with prior written approval of Owner in accordance with the terms of Article VI. If, after notification of such defect, Contractor shall unreasonably delay in commencing, continuing or completing the remedying of such defect in accordance with the agreed schedule, then Owner may correct such defect and Contractor shall be liable for reasonable costs and expenses incurred by Owner in connection with such repair or replacement and shall pay to Owner an amount equal to such costs and expenses upon receipt of invoices from Owner.

12.4 Subcontractor Warranties.

Contractor shall use reasonable efforts to obtain standard vendor warranties for the benefit of Contractor (and assignable to Owner on Contractor notice) for Equipment with warranty periods equal to or longer than the Warranty Period. If such warranties extend beyond the Warranty Period, then they shall be transferred to Owner at the end of the Warranty Period, together with an assignment to Owner, or other acceptable provision for Owner enforcement or Contractor enforcement on behalf of Owner of any security, bond or other performance guarantee with respect to such warranties, and Contractor (on a reimbursable basis at Contractor’s then effective rates) may act as liaison for Owner with such vendors in prosecuting any warranty claims. During the Warranty Period, Contractor shall have primary responsibility with respect to coordination of vendor warranties set forth in Section 12.1 whether or not any defect is also covered by a vendor warranty. Contractor’s liability with respect to Equipment shall be limited to using its good faith efforts to obtain the warranties in this Section and assisting Owner in enforcing such warranties for one (l) year following Substantial Completion, short of litigation. Contractor shall not itself be liable for any Equipment warranties, or for the performance of the Equipment or the performance of any vendors of such Equipment, or for any defects or loss caused by such vendors.

12.5 Warranty Exclusions.

The duties, liabilities and obligations of Contractor under this Article XII do not extend to any repairs, adjustments, alterations, replacements or maintenance which may be required as a result of normal wear and tear in the operation of the Facility, erosion or corrosion, normal degradation in the performance of Equipment, or as a result of Owner’s failure to operate or maintain the Facility in accordance with the Technical Limits and Contractor’s operating and maintenance procedures.

12.6 No Implied Warranties.

THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND NO OTHER WARRANTIES OF ANY KIND, WHETHER STATUTORY, WRITTEN, ORAL, EXPRESS OR IMPLIED (INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY AND IMPLIED WARRANTIES OF CUSTOM OR USAGE) SHALL APPLY.

ARTICLE XIII

SCHEDULE AND PERFORMANCE GUARANTEES

13.1 Guarantee of Timely Completion.

Contractor shall administer and perform the Work generally in accordance with the Project Schedule and guarantees that Substantial Completion shall occur by the Guaranteed Completion Date.

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13.2 Delay Liquidated Damages.

In the event Contractor fails to achieve Substantial Completion prior to the respective Guaranteed Completion Dates for causes within Contractor’s reasonable control, the Owner may invoice Contractor on a monthly basis for the applicable Delay Liquidated Damages associated with the applicable phase.

13.3 Performance Guarantees and Liquidated Damages.

13.3.1 Performance Guarantees. Contractor guarantees that the Facility will meet the Performance Guarantees during the relevant Performance Tests.

13.3.2 Liquidated Damages. Contractor agrees to pay Owner the Performance Liquidated Damages, to the extent that the Facility does not meet the Performance Guarantees during the relevant Performance Tests.

13.3.3 Payment of Performance Liquidated Damages. Contractor shall pay any Performance Liquidated Damages due to Owner upon Contractor’s submission of the Substantial Completion Certificate and Owner may offset any such amounts in whole or in part against amounts due to Contractor under this Agreement. Performance Liquidated Damages not paid on or before the date due shall accrue interest at the Default Rate from the date due until the date paid.

13.4 Performance Tests.

Contractor is responsible for conducting the Performance Tests, as part of the Work and such tests may be witnessed by Owner and its designated representatives. The notices required, the procedures to be followed and the method of evaluation of the results of such Performance Tests shall be as provided in Exhibit E-3.

13.5 Contractor’s Right to Improve Performance.

Until             , Contractor shall have the right to repair the Facility to improve performance of the Facility to meet the Performance Guarantees.

13.5.1 Contractor must notify Owner by the applicable Guaranteed Completion Date that Contractor has elected to attempt to improve the Facility performance, in which event Contractor shall be obligated to pay Schedule Liquidated Damages after the applicable Guarantee Completion Date.

13.5.2 Contractor shall notify of its Owner schedule for performing such corrective work.

13.5.3 If Contractor is unable to repair, redesign or modify the Facility such that the performance of the facility improves, then Contractor shall pay Owner the applicable Liquidated Damages for such diminution in performance when it notifies Owner that it no longer wishes to attempt repairs. For all purposes the date that the Facility passes a test shall be the date of such passing and not the date Owner provides written notice thereof.

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ARTICLE XIV

LIMITATION OF LIABILITY

14.1 Maximum Liability.

Notwithstanding any other provision to the contrary express or implied, the maximum aggregate liability of Contractor pursuant to this Agreement shall be the Aggregate Limit which limit includes but is not limited to liquidated damages, warranty obligations, tort (including negligence and strict liability) and breach of contract (including any breach resulting in termination). The Aggregate Limit shall not apply to the obligation to achieve Mechanical Completion for which the liability of Contractor under this Agreement shall be limited to the Mechanical Limit. The maximum liability of Contractor pursuant to this Agreement for Delay Liquidated Damages shall be the Delay Liquidated Limit. The maximum liability of Contractor pursuant to this Agreement for Performance Liquidated Damages shall be the Performance Liquidated Limit. The maximum liability of Contractor for Heat Rate Liquidated Damages shall be the Heat Rate Limit. The maximum liability for the sum of Performance Liquidated Damages, Heat Rate Liquidated Damages and Delay Liquidated Damages shall be the Liquidated Limit. Contractor’s liability herein shall cease upon the completion of the Warranty Period.

14.2 Consequential Damages.

In no event shall Contractor or Owner be liable to the other, either individually or jointly and irrespective of whether alleged to be by way of indemnity or as a result of breach of contract, breach of warranty, tort (including negligence), strict liability, or any other legal theory, and whether arising before or after completion of the Facility, for, and each of Contractor and Owner hereby waives any right to, damages that constitute incidental, special, indirect, or consequential damages of any nature whatsoever, including, but not limited to, losses or damages caused by reason of unavailability of the Facility, shutdowns or service interruptions, loss of use, non-operation of the Facility or any equipment, loss of power or cost of replacement power, loss of profits or revenue, loss of contracts, cost of capital, inventory or use charges, cost of purchased or replacement power, loss of fuel, interest charges or claims of Owner’s customers, except to the extent such damages are included in Performance Liquidated Damages or Delay Liquidated Damages.

14.3 Releases Valid.

Releases, disclaimers and limitations on liability expressed herein shall apply even in the event of the negligence, strict liability, fault or breach of contract (including other legal bases of responsibility such as fundamental breach) of the party whose liability is released, disclaimed or limited.

14.4 Liquidated Damages Not Penalty.

Owner and Contractor acknowledge and agree that because of the unique nature of the Facility and the unavailability of a substitute facility, it is difficult or impossible to determine with precision the amount of damages that would or might be incurred by the Owner as a result of Contractor’s failure to achieve the Performance Guarantees or the Guaranteed Completion Date. It is understood and agreed by the parties that (i) Owner shall be damaged by failure of Contractor to meet such obligations, (ii) it would be impracticable or extremely difficult to fix the actual damages resulting therefrom, (iii) any sums which

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would be payable under this Agreement are in the nature of liquidated damages, and not a penalty, and are fair and reasonable, and (iv) such payment represents a reasonable estimate of fair compensation for the losses that may reasonably be anticipated from such failure, and shall, without duplication, be the sole and exclusive measure of damages with respect to any such failure by Contractor.

ARTICLE XV

REPRESENTATIONS OF CONTRACTOR AND OWNER

15.1 Contractor Representations.

Contractor represents and warrants that:

15.1.1 Corporate Standing. It is a duly organized, validly existing and in good standing under the laws of its jurisdiction of                     , qualified to do business in jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a material adverse effect on its financial condition, operations, prospects or business.

15.1.2 No Violation of Law; Litigation. It is not known to be in violation of any applicable Law which violations, individually or in the aggregate, would affect its performance of any obligation under this Agreement. There are no legal or arbitration proceedings or any proceeding by or before any court or governmental authority now pending or (to its best knowledge) threatened against it which, if adversely determined, could reasonably be expected to have a material adverse effect on its financial condition, operations, prospects or business as a whole, or ability to perform its obligations under this Agreement.

15.1.3 Governmental Authorizations. It is (or will be prior to performing any Work on Site) the holder of Governmental Authorizations required to permit it to operate or conduct its business now and as contemplated by this Agreement.

15.1.4 No Breach. None of the execution and delivery of this Agreement, the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent under, its charter or bylaws or any applicable Law, or any agreement or instrument to which it is a party or by which it is bound or to which it or any of its respective assets are subject, or constitute a default under any such agreement or instrument.

15.1.5 Corporate Action. It has necessary power and authority to execute and deliver and it has the necessary power and authority to perform its respective obligations under this Agreement; and its execution, delivery and performance of this Agreement has been duly authorized by necessary action on its part; and this Agreement has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

15.1.6 Investigation. Except as set forth on Exhibit B-1, it has: (i) full experience and proper qualifications to perform the Work, (ii) ascertained the nature and location of the Work, the general character and accessibility of the Site, examined any data provided to it by Owner regarding the nature of the Site, the location and character of existing or adjacent work or structures, and other general and local

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conditions and Laws (including labor Laws) which are considered might affect its performance of the Work or the cost thereof. Contractor may reasonably rely on any such Owner provided information and data.

15.2 Owner Representations.

Owner represents and warrants that:

15.2.1 Business Organization. It is a company duly organized and validly existing under the laws of             , is qualified to do business in the jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a material adverse effect on its financial condition, operations, prospects or business.

15.2.2 No Violation of Law; Litigation. It is not in violation of any applicable Law which violations, individually or in the aggregate, would affect its performance of any obligation under this Agreement. There are no legal or arbitration proceedings or any proceeding by or before any court or Governmental Authority now pending or (to the best knowledge of Owner) threatened against Owner which, if adversely determined, could reasonably be expected to have a material adverse effect on the financial condition, operations, prospects or business, as a whole, of Owner, or its ability to perform its obligations under this Agreement.

15.2.3 Governmental Authorizations. It is the holder of the Governmental Authorizations required to permit it to enter into and perform its obligations under this Agreement.

15.2.4 No Breach. None of the execution and delivery of this Agreement, the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent under, the charter or bylaws of Owner, or any applicable Law, or any agreement or instrument to which Owner is a party or by which it is bound or to which it or its assets are subject, or constitute a default under any such agreement or instrument.

15.2.5 Corporate Action. It has the necessary power and authority to execute, deliver and perform its obligations under this Agreement; and the execution, delivery and performance by Owner of this Agreement has been duly authorized by the necessary action on its part; and this Agreement has been duly and validly executed and delivered by Owner and constitutes the legal, valid and binding obligation of Owner enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general equitable principles. It has firm and committed financial resources to finance the entire Facility plus reasonable contingency and it has the ability to provide to Contractor a payment bond or similar instrument acceptable to contractor to ensure payment to Contractor pursuant to the terms hereof and it will provide such an instrument to Contractor as a condition of an effective Notice to Proceed. It will immediately notify Contractor if at any time during the performance of Contractor’s Work if its financial resources become inadequate to complete the Facility.

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ARTICLE XVI

DEFAULT, TERMINATION AND SUSPENSION

16.1 Default by Contractor.

16.1.1 Termination for Inability to Perform. If any proceeding is instituted against Contractor seeking to adjudicate Contractor as a bankrupt or insolvent and such proceeding is not dismissed within sixty (60) days of filing, or if Contractor makes a general assignment for the benefit of its creditors, or if a receiver is appointed on account of the insolvency of Contractor, or if Contractor files a petition seeking to take advantage of any other applicable Law relating to bankruptcy, insolvency, reorganization, winding up or composition or readjustment of debts, or if Contractor is unable to pay its debts when due or as they mature, then Owner may, without prejudice to any other right or remedy Owner may have, terminate this Agreement effective immediately upon giving written notice of such termination to Contractor.

16.1.2 Termination for Contractor’s Failure to Perform. If:

16.1.2.1	any material representation or warranty of Contractor shall have been incorrect in a material manner as of the date made and shall remain incorrect in any material respect at the time in question; or

16.1.2.2	Contractor makes a assignment of this Agreement in violation of the terms of Section 22.3; or

16.1.2.3	Contractor fails to perform any of its material covenants or agreements contained in this Agreement, and does not make timely progress to correcting same upon the written notice of Owner; or

16.1.2.4	any Security is repudiated or shall for any reason cease to be valid, binding and enforceable or there is a default under any Security; or

16.1.2.5	Contractor persistently and intentionally disregards any material Laws or Governmental Authorizations; or

16.1.2.6	Contractor fails to pay Liquidated Damages or any other amounts payable by Contractor under this Agreement when due;

then, in any such case, if Contractor fails to correct such condition within thirty (30) Days in the case of any such default involving the payment of money or provision of security pursuant to Article 21 or, in the case of any other such default, within forty-five (45) Days of receipt of written notice from the Owner stating the nature of the default and requiring Contractor to remedy the same, or if such default is not capable of being remedied within forty-five (45) Days, to diligently commence through the exercise of reasonable efforts to correct such condition within thirty (30) Days of receipt of such written notice of such condition and to complete the correction within ninety (90) Days after receipt of such written notice, Owner may, without prejudice to any right or remedy and after giving Contractor five (5) Business Days notice thereof, terminate this Agreement.

16.1.3 Owner’s Rights. If Owner elects to terminate this Agreement pursuant to this Section 16.1, then Owner may employ any other person, firm or corporation (the “Replacement Contractor”) to finish the Work in accordance with the terms of this Agreement and the Subcontracts (subject to the obligations under such Subcontracts) as may be assigned to such Replacement Contractor pursuant to Section 16.1.4.4 by whatever reasonable method that Owner may deem expedient. Owner shall be required to mitigate

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reasonably the cost of such completion of the Work but may make such expenditures as in Owner’s sole reasonable judgment will best accomplish the timely completion of the Facility, provided Owner shall not be required or expected to mitigate any such costs by terminating, repudiating or renegotiating any Subcontract. Contractor, if so requested by Owner, shall provide Owner, any Replacement Contractor or Lender, at Contractor’s expense, with the right to continue to use any and the patented and/or proprietary information that Contractor has rights to use, if any (subject to reasonable proprietary restrictions) which Owner reasonably deems necessary to complete the Facility. Upon such termination, Contractor shall not be entitled to receive any further payments under this Agreement except for payments for Work performed in accordance with the terms of this Agreement prior to such termination.

16.1.4 GeneraLObligations. If Owner elects to terminate this Agreement pursuant to this Section 16.1, then Contractor shall, at Owner’s request and at Contractor’s expense, perform the following services relative to the Work so affected:

16.1.4.1	cease further Work, except such Work as Owner may specify in the termination notice for the sole purpose of protecting that part of the Work already executed; and

16.1.4.2	assist Owner in preparing an inventory of Equipment in use or storage at the Site; and

16.1.4.3	terminate Subcontracts, except those to be assigned to Owner pursuant to Section 16.1.4.4; and

16.1.4.4	assign to Owner, or to any Replacement Contractor designated by Owner or Lender, without any right to compensation, title to the Work already owned by Owner, together with Subcontracts as may be designated by Owner, and assign to Owner to the extent assignable issued Governmental Authorizations, patents and other proprietary rights, if any, then held by Contractor pertaining to the Facility; and

16.1.4.5	remove from the Site equipment and rubbish; and

16.1.4.6	deliver to Owner design and other information already prepared by Contractor for the Project and as may be reasonably requested by Owner for the completion and operation of the Facility; and

16.1.4.7	supply any Contractor proprietary components needed for the completion and operation of the Facility that are not available from other persons on reasonable terms.

16.1.5 Payment Obligations. If Owner terminates this Agreement pursuant to this Section 16.1, as soon as reasonably practicable after reaching the equivalent of Final Completion, Owner shall determine the total reasonable and necessary expenses incurred and accrued by Owner in connection with the termination of this Agreement and the completion of the Work, including amounts charged by any Replacement Contractor to finish the Work based on the obligations such Replacement Contractor assumes under this Agreement and under any of Contractor’s Subcontracts that Owner elects to have assigned to such Replacement Contractor pursuant to Section 16.1.4.4. Contractor shall be entitled to be paid any unpaid portion of the Contract Price attributable to the Work executed by Contractor prior to the date of termination, the value of any unused or partially used materials on the Site furnished by Contractor which are taken over by Owner and have not already been paid for as part of the Contract Price paid to

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Contractor, and the costs, if any, incurred by Contractor in protecting the Work pursuant to Section 16.1.4.1. Any sums due to Owner from Contractor accruing prior to the date of termination shall be deducted from the amount to be paid to Contractor pursuant to the foregoing. If the total expenses incurred by Owner in completing the Facility as set forth above exceed the balance of the Contract Price unpaid at the time of Contractor’s default, then Contractor shall be liable for and shall pay to Owner upon written demand by Owner the amount of such excess. Any such amount payable by Contractor may be deducted by Owner from any portion of the Contract Price or other amounts due to Contractor under this Section 16.1.5.

16.2 Optional Cancellation by Owner.

16.2.1 Rights. Owner may cancel this Agreement at any time by written notice to Contractor. Upon receipt of any such notice, Contractor shall, unless the notice directs otherwise:

16.2.1.1	immediately discontinue the Work on the date and to the extent specified in such notice;

16.2.1.2	place no further orders or enter into Subcontracts for Equipment; and

16.2.1.3	promptly make every reasonable effort to procure cancellation upon terms satisfactory to Owner of orders, Subcontracts and rental agreements; and

16.2.1.4	deliver to Owner design and other information prepared hereunder with respect to the Facility as may be reasonably requested by Owner and which has been paid for by Owner, including drawings, plans, specifications, studies, reports and other information prepared hereunder as of the date of termination; and

16.12.1.5	thereafter execute only that portion of the Work directed by Owner as may be necessary to preserve and protect Work already in progress and to protect Equipment at the Site or in transit thereto.

16.2.2 Remedies. Contractor waives any claims for consequential damages, including loss of anticipated profits for uncompleted Work, on account of a termination by Owner pursuant to this Section 16.2.2 and shall accept as its remedy the following:

16.2.2.1	if such cancellation occurs on or prior to the Notice to Proceed Issue Date, Contractor shall be entitled to the applicable cancellation fee set forth on Exhibit C-6; and

16.2.2.2	if such cancellation occurs after the Notice to Proceed Issue Date, Contractor shall be entitled to payment of the Contract Price attributable to the Work (including any work in progress, components and other supplies specifically purchased, prepared or fabricated off the Site for the Facility and not returned to vendor’s stock, or Equipment for subsequent incorporation at the Site) properly performed by Contractor and its Subcontractors as of the effective date of cancellation; the costs reasonably incurred by Contractor in removing its equipment from the Site and in the repatriation of Contractor’s and any Subcontractor’s personnel; the costs incurred by Contractor in protecting the Work pursuant to Section 16.2.1.5 above and reimbursement for any Subcontractor termination costs; and any charges and other out-of-pocket expenses reasonably incurred

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by Contractor as a result of such cancellation which, in the circumstances, cannot reasonably be avoided by Contractor and are a direct result of such termination. Contractor shall use reasonable efforts to minimize any such costs of cancellation. Owner shall have the option of having any Work delivered to the Site or, at Owner’s expense, to such other place as Owner shall reasonably direct. Payments for cancellation under Section 16.2 of the costs above times 1.1 of such costs for overheads and administration plus an amount equal to [            ] as its fee shall be due Contractor within fifteen (15) Days of Owner’s receipt of a substantiated, itemized invoice and the delivery of any such Work.

16.3 Termination by Contractor.

16.3.1 Termination for Owner’s Inability to Perform. If any proceeding is instituted against Owner seeking to adjudicate Owner as a bankrupt or insolvent and such proceeding is not dismissed within sixty (60) days of filing, or if Owner makes a general assignment for the benefit of its creditors, or if a receiver is appointed on account of the insolvency of Owner, or if Owner files a petition seeking to take advantage of any other applicable Law relating to bankruptcy, insolvency, reorganization, winding up or composition or readjustment of debts, or if Owner admits in writing its inability to pay its debts when due, Contractor may stop its Work or terminate this Agreement effective immediately upon giving written notice of such stop Work or termination to Owner.

16.3.2 Termination for Owner’s Failure to Perform. If:

16.3.2.1	Owner fails to pay Contractor any undisputed amount due under any invoice within thirty (30) days after the amount became payable; or

16.3.2.2	if Owner fails to observe or perform any of its material covenants or agreements contained in this Agreement; or

16.3.2.3	if the Work is suspended for more than twelve (12) consecutive months pursuant to Section 16.4 or by reason of Force Majeure; or

16.3.2.4	any material representation or warranty of Owner shall have been incorrect as of the date made and shall remain incorrect at the time in question.

Then in any such case, if Owner fails to correct such condition with thirty (30) Days of receipt of written notice from Contractor stating the nature of the condition and requiring Owner to remedy the same, or if such default is not capable of being remedied within such thirty (30) Days to diligently commence to correct such condition within fifteen (15) Days of receipt of such written notice and to complete the correction within forty-five (45) Days after receipt of such notice, Contractor may stop Work or terminate this Agreement. Any such stop Work or termination shall be without prejudice to any existing rights, powers or remedies of Contractor under this Agreement.

16.3.3 Removal of Equipment. If this Agreement is terminated under Section 16.3.1 or 16.3.2 hereof, Contractor shall be entitled to remove immediately all Contractor’s construction equipment and temporary work which is on the Site and take ownership of any Equipment pending payment of all amounts due Contractor.

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16.3.4 Payment on Termination by Contractor. If this Agreement is terminated or Work is stopped under Section 16.3.1 or 16.3.2, Contractor shall be entitled to payment on the same basis as if the carrying out of the Work had been canceled under Section 16.2.

16.4 Suspension of Work.

16.4.1 Suspension of Work by Owner.

16.4.1.1	Owner may, at any time and from time to time and for any reason, by written notice to Contractor, suspend the carrying out of the Work or any part thereof. Contractor shall, on such written notice of Owner, suspend the carrying out of the Work or any part thereof for such time and in such manner as Owner may require and shall during any such suspension properly protect and secure the Work in such manner as Owner shall reasonably require. Unless otherwise instructed by Owner, Contractor shall during any such suspension maintain its staff and labor on or near the Site ready to proceed with the Work upon receipt of Owner’s further instructions.

16.4.1.2	Owner may at any time following a suspension give notice to Contractor to proceed with the Work previously suspended.

16.4.1.3	Upon receipt of any such notice to proceed, Contractor shall examine the Equipment affected by the suspension and shall, at Owner’s expense, make good any deterioration of or damage to such Equipment that may have occurred during the suspension (unless resulting from any breach by Contractor of its obligations to protect and secure the Work) and shall proceed with the Work previously suspended.

16.4.2 Suspension of Work by Contractor.

16.4.2.1	Contractor may, by giving fifteen (15) days notice in writing to Owner, suspend the carrying out of the Work or any part thereof if Owner fails to pay Contractor any undisputed amount due under any invoice within thirty (30) days after the amount becomes payable under this Agreement, unless prior to the end of the fifteen (15) days notice period Owner has paid the overdue amount. During any such suspension Contractor shall properly protect and secure the Work in such manner as Owner shall require. Unless otherwise instructed by Owner, Contractor shall during any such suspension maintain its staff and labor on or near the Site ready to proceed with the Work immediately upon receipt of the overdue amount.

16.4.2.2	Upon payment by Owner of such overdue amount, Contractor shall examine the Equipment affected by the suspension and shall, at Owner’s expense, make good any deterioration or damage, to or of such Equipment that may have occurred during the suspension (unless resulting from any breach by Contractor of its obligations to protect and secure the Work) and shall proceed with the Work previously suspended.

16.4.3 Adjustment and Compensation for Suspension. In the event of a suspension of the Work pursuant to this Section 16.4, Contractor shall be entitled to a Change Order for reimbursement, on a monthly basis

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in accordance with the invoicing and payment provisions set forth in Section 7.2, for all actual direct out-of-pocket costs plus Contractor’s personnel costs at Contractor’s rates in effect at the time (verified to Owner’s reasonable satisfaction) which are reasonably incurred by Contractor as a result of such suspension and any increase in cost or delays resulting from such suspension times 1.1 to cover overhead and administrative costs.

ARTICLE XVII

FORCE MAJEURE

17.1 Meaning of Force Majeure

“Force Majeure” shall mean any event or circumstance or combination of events or circumstances beyond the reasonable control of a Contractor that adversely affect the performance by Contractor of its obligations under or pursuant to this Agreement including but not limited to

17.1.1 war, riot, public disorder, demonstrations, civil commotion and sabotage; hurricane, tornado or other weather condition which could not be reasonably foreseen by experienced contractors in the area of the Facility; fire, landslide, sinkhole, earthquake, plagues or epidemics; or

17.1.2 strikes, lockouts, work stoppage, labor disputes and other such actions by workers; or

17.1.3 expropriation of the Facility or Site; or

17.1.4 a Change-in-Law or any act or failure to act on the part of any governmental authority or any delay on the part of any governmental authority that results in an inability to perform (or delays performance) under this Agreement; or

17.1.5 any unforeseen, varying or differing site condition including the presence of Hazardous Materials; or

17.1.6 any actions or inaction by Owner or others not under Contract to Contractor.

17.2 Excused Performance.

Contractor shall be excused from performance and shall not be considered to be in default with respect to any obligation hereunder, except for any contractual obligations to pay money in a timely manner for Work actually performed or other liabilities actually incurred, if and to the extent that its failure of, or delay in, performance is due to an event of Force Majeure; provided, that:

17.2.1 Contractor gives Owner written notice describing the particulars of the Force Majeure as soon as is reasonably practicable but in no event later than thirty (30) Business Days after Contractor first becomes aware of the occurrence or commencement of such event;

17.2.2 The suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure;

17.2.3 No obligations of Contractor which arose before the occurrence causing the suspension of performance that remain unaffected by the Force Majeure are excused as a result of the occurrence;

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17.2.4 Contractor uses reasonable efforts to overcome or mitigate the effects of such occurrence; and

17.2.5 When Contractor is able to resume performance of its obligations under this Agreement, Contractor shall give Owner written notice to that effect and shall promptly resume performance hereunder.

17.3	Burden of Proof.

In the event that the parties are unable in good faith to agree that an event of Force Majeure has occurred, the parties shall submit the dispute for resolution pursuant to Article XIX and Contractor shall have the burden of proof as to whether such Force Majeure (a) has occurred, (b) was not a result of Contractor’s or its Subcontractor’s fault or negligence and (c) could not have been avoided by due diligence or the use of reasonable efforts by such party or its Subcontractors.

17.4 Owner Self-Help.

If within a reasonable time after an event of Force Majeure has occurred that has caused Contractor to suspend or delay performance of the Work, reasonable action that Contractor could lawfully and reasonably initiate to remove or relieve either the Force Majeure or its direct or indirect effects has been identified and recommended to Contractor by Owner, and Contractor has failed to take such action for which Owner has agreed to pay in writing, then Owner may, in its sole discretion and after fifteen (15) days written notice to Contractor, at Contractor’s expense, initiate such reasonable measures as will be designed to remove or relieve such Force Majeure or its direct or indirect effects, and thereafter require Contractor to resume full or partial performance of the Work in accordance with the provisions of this Agreement.

ARTICLE XVIII

INDEMNITIES

18.1 Contractor Indemnity.

Up to the proceeds received from the insurances placed by Contractor and Owner hereunder, Contractor agrees to indemnify, defend and hold harmless the Owner Indemnitees from and against any claims, demands, losses, damages, causes of action, suits, and liabilities (including expenses of litigation, court costs and reasonable attorneys’ fees) (a) attributable to bodily injury (including death) or property damage of third parties to the extent caused by the negligence or willful misconduct of Contractor, or (b) attributable to any bodily injury (including death) or property damage (including property of Contractor or Owner) caused by any spill or release of Hazardous Substances brought onto the Site by Contractor or a breach by Contractor of Section 3.18.2 by Contractor or its Subcontractors.

18.2 Owner Indemnity.

Owner, on behalf of itself, its affiliates, successors, assigns, officers, directors, employees, and agents (each an “Owner Indemnitor”), agrees to indemnify, defend and hold harmless the Contractor, its affiliates, successors, assigns, officers, directors, employees, Subcontractors and agents, from and against any claims,

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demands, losses, damages, causes of action, suits, and liabilities (including expenses of litigation, court costs and reasonable attorneys’ fees) (a) attributable to bodily injury (including death) or property damage of third parties to the extent caused by the negligence or willful misconduct of an Owner Indemnitor or (b) attributable to bodily injury (including death) or property damage (including property of Contractor or Owner) caused by any Hazardous Substances existing at the Site on the Effective Date.

18.3 Patent Indemnity.

Contractor expressly warrants and represents that it shall indemnify, defend and save Owner, Lender and each of their respective affiliates, successors, assigns, officers, directors, employees and agents harmless from and against any claims whatsoever arising from or in any manner related to an infringement of patents or the improper use of other proprietary rights which may occur in connection with Contractor’s or any Subcontractor’s performance of the Work pursuant to this Agreement and the ownership or use of the Facility or any part thereof provided by Contractor or any Subcontractor (including, without limitation, the use of any such part in conjunction with, or as modified, supplemented or otherwise affected by, any Equipment); provided that Contractor shall have no indemnity obligations hereunder with respect to any claim arising out of (i) use of Equipment in combination with devices or products not supplied by Contractor or any of their respective Subcontractors, (ii) use of Equipment in an application or environment for which they were not designed. Should any such claim materially impair Contractor’s performance of the Work or continued operations of the Facility, then Contractor shall, at its own expense, timely procure the right to continue its performance of the Work so as not to materially impair the Project Schedule or such continued operations of the Facility or shall provide alternate equipment. This Article XVIII states the entire liability of the Contractor for patent infringement in connection with the performance of the Work and ownership and use of the Facility or any part thereof provided by Contractor or any Subcontractor.

18.4 Notice.

Each party shall promptly notify the other in writing of any claims from any third party, which may be covered by the indemnities set forth in this Article XVIII. Without limiting the generality of the foregoing, Owner shall notify Contractor in writing as soon as Owner shall receive notice of any claims of infringement of patents or other proprietary rights occurring in connection with Contractor’s performance of the Work. In turn, Contractor shall timely notify Owner in writing of any claims which Contractor may receive alleging infringement of patents or other proprietary rights, which may affect Contractor’s performance of the Work.

18.5 Defense of Claims.

The indemnifying party, under Section 18.1, 18.2, or 18.3 (the “Indemnitor”) shall have sole charge and direction of the defense of any suit or proceeding based on any claim, demand, loss, damage, cause of action, suit on liability for which Indemnitor is responsible under any such Section. The indemnified party (the “Indemnitee”) shall give the Indemnitor such assistance as the Indemnitor may reasonably require in such defense, and shall have the right to be represented in such defense by counsel of its own choice at its own expense. If the Indemnitor fails to defend diligently such suit or proceeding, the Indemnitee may, in its reasonable discretion, either defend such suit or proceeding or settle the claim which is the basis thereof, without the consent of the Indemnitor, without relieving the Indemnitor of its obligation under Section 18.1, 18.2, or 18.3, and in either case the Indemnitor shall reimburse the Indemnitee for its

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expenses, court costs and reasonable attorneys’ fees. If any claim described in Section 18.3 is held to constitute an infringement of any patent or other proprietary rights and use of any equipment or process included in the Work is enjoined, the Contractor shall at its own expense and at Contractor’s option (i) procure for Owner the right to continue to use the infringing equipment or process, (ii) replace such equipment or process with non-infringing equipment or process of equal utility and efficiency, or (iii) modify such equipment or process so that it becomes non-infringing without affecting its utility or efficiency; provided that Contractor may only elect the action described in clause (ii) or (iii) if Contractor and Owner agree upon a schedule for such action which will allow Contractor to complete such action within a reasonable period of time without unreasonably interfering with the operation of the Facility.

ARTICLE XIX

DISPUTE RESOLUTION

19.1 Negotiation

Any controversy, claim, dispute or difference of opinion arising out of or relating to this Agreement shall be settled, if possible, by amicable negotiation between the parties. A procedure for good faith resolution at the project level shall be established after the Notice to Proceed is issued and will include at least one level of resolution among senior corporate officers of the parties.

19.2 Technical Expert

If any dispute cannot be resolved pursuant to Section 19.1 herein and the dispute relates to the determination of technical issues under Sections 6.2, 6.3, 6.6, 11.4 and 11.5.1, or other technical issues as mutually agreed by Owner and Contractor, such dispute shall be first referred for expert for determination by the expert (“Technical Expert”) selected within 15 (fifteen) Days of the execution of this Agreement by Owner and Contractor.

19.2 Arbitration Agreement

Any controversy, claim, or dispute between the parties arising out of or relating to this Agreement, or the breach, termination, or validity thereof that cannot be resolved pursuant to Section 19.1 or 19.2 herein, shall be settled by American Arbitration Association. The arbitration proceedings shall be conducted in             . The language of the arbitration shall be English.

19.3 Continuation of Performance

The occurrence or existence of a Dispute concerning this Agreement shall not release either of the Parties from the obligation to perform its obligations hereunder.

ARTICLE XX

PROPRIETARY AND CONFIDENTIAL INFORMATION

20.1 Proprietary and Confidential Information.

Subject to Article 16, Owner and Contractor for a period of two years from Substantial Completion shall not disclose the Confidential Information other than to its Representatives. “Representatives” as used in

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this Agreement shall include directors, officers, employees, auditors, counsel, Lenders, any party to a Project Agreement and Affiliates and such Affiliate’s directors, officers, employees, auditors, and counsel. “Affiliate” as used in this Agreement shall include for any party any person or entity that such party controls, is controlled by or is under common control with such party. It is understood (i) that any Representative receiving Confidential Information shall be informed of the obligation of nondisclosure pursuant to this Agreement and (ii) Owner and Contractor shall each be responsible for any breach of this Agreement by its Representatives.

20.2 Notice Preceding Compelled Disclosure.

If Contractor or Owner or any Representative of either is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or other law or legal process) to disclose any Confidential Information, such party will promptly notify the other party of such request or requirement so that the other party may seek an injunction, appropriate protective order or grant a waiver of compliance with the provisions of this Agreement. If, in the absence of an injunction, protective order or the receipt of a waiver hereunder, such party is, in the opinion of counsel, compelled by such law or legal process to disclose the Confidential Information, then such party may disclose only such of the Confidential Information as is required and provided that it exercises reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information, there shall be no liability for the disclosure of Confidential Information pursuant to this sentence.

20.3 Definition of “Confidential Information”.

The term “Confidential Information” shall mean written information marked confidential furnished by one party to the other subsequent to the date of this Agreement relating to the Facility in connection with the Transaction. Confidential Information shall also include written information generated by a party or its Representatives that contains, reflects or is derived from furnished Confidential Information. The term written information shall include information recorded or stored in a digital format on electronic, magnetic or optical media. The following will not constitute Confidential Information for purposes of this Agreement: (a) information which is or becomes publicly available other than as a result of a disclosure in violation of this Agreement, (b) information which was already known to the recipient prior to being furnished pursuant to this Agreement, and (c) information which becomes available on a non-confidential basis from a source other than the disclosing party if such source was not subject to any prohibition against transmitting the information to recipient.

20.4 Remedies

Money damages would not be a sufficient remedy for any breach of the above provisions of this Article 20 and the disclosing party shall be entitled to seek specific performance and injunctive relief as remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies for any such breach but shall be in addition to other remedies available at law or in equity.

20.5 Control of Software and Other Proprietary Material.

Owner recognizes that the software and other proprietary intellectual software and other intellectual property provided by Contractor to Owner as part of the Scope of Work carries with it certain restrictions on use and copying of software and that such software will not be duplicated, used, printed, displayed, modified or disclosed or provided to a third party without the express written authorization of Contractor,

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provided, that Owner shall have the right to assign the benefit of such software and other intellectual property and such license to Lender in connection with granting a security interest in the Facility, to a Owner or Utility in connection with a transfer of the Facility, or to any subsequent Owner or assignee of the same. Contractor represents and warrants that it has the rights and licenses necessary for it to provide such software and such other intellectual property to Owner as contemplated in this Agreement and grants Owner an irrevocable, non-exclusive and fully-paid license for the use of such software in connection with the construction and operation of the Facility. Such license allows the Owner only the limited right to use the software as contained herein and shall not convey any title to or ownership in the software to Owner or any Person to whom Owner is permitted to assign its interests therein. Owner agrees to indemnify Contractor against any third party claims made against Contractor resulting from unauthorized duplication of such software by Owner.

ARTICLE XXI

SECURITY

21.1 Surety Bonds. Contractor shall provide Owner the following surety bonds, issued by a surety rated at least “A” by Standard & Poor’s Corporation and at least “A2” by Moody’s Investors Service;

21.1.1 A Retention Bond in an increasing amount equal to five percent of the payments received by the Contractor. The Retention Bond shall be in full force and effect from the date provided to Owner until Substantial Completion, and may be drawn upon by Owner in British Pounds Sterling in the United Kingdom from time to time for Contractor’s failure to perform any of its obligations under this Agreement as determined by the arbitration award pursuant to Article 19.

21.1.2 A Performance Bond on a joint and several basis will be provided by Contractor, upon the signing of the Agreement, in an amount equal to the Liquidated Limit. Upon Substantial Completion the amount will reduce to the Performance Liquidated Limit. The Performance Bond will be in full force and effect from signing of the Agreement until completion of the Warranty Period and may be drawn upon by Owner in U.S. Dollars in the United States of America for Contractor’s failure to perform its material obligations under this Agreement as determined by an arbitration award pursuant to Article 19.

ARTICLE XXII

MISCELLANEOUS PROVISIONS

22.1 Governing Law.

This agreement shall be governed by, construed and enforced in accordance with English Laws (without giving effect to the principles thereof relating to conflicts of laws).

22.2 Notice.

Any notice, demand, offer, or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the party giving such notice and shall be hand delivered or sent by certified letter or telefax (subject to confirmation of receipt) to the address or telefax number set forth below.

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To Owner:

H H Graves
Fife Electric Limited
Westfield Development Centre
Cardenden
Fife
Scotland KY5 OHP
(0) 1592 860293 Tel
(0) 1592 860193 Fax

To Contractor:

Project Manager
Stone & Webster Limited
500 Elder Gate
Milton Keynes
MK9 IBA England
(0) 01908 602397 Tel
(0) 01908 602276 Fax

Each party to this Agreement shall have the right to change the place to which notice shall be sent or delivered by similar notice sent in like manner to the other party. The effective date of any notice issued pursuant to this Agreement shall be as of the addressee’s receipt of such notice.

22.3 Assignment.

Except as set forth below in this Section 22.3, this Agreement may be assigned only with the prior written consent of the other party to this Agreement. Owner may assign this Agreement and any rights or obligations hereunder to any Lender or any trustee or agent of any Lender as collateral security (and in connection therewith, Contractor shall execute and deliver to the Lender a consent agreement in a form reasonably requested by Lender and agreed upon by Contractor). Owner may assign this Agreement to any affiliate of Owner, provided that Owner unconditionally guarantees the performance of such affiliates’ obligations under the Agreement pursuant to the terms of an assignment agreement mutually agrees upon between the parties and provided the payment Commercial Letter of Credit (“LC”) remains in force. Likewise, Contractor (or partner) may assign this Agreement to any affiliate(s). Any purported assignment not in compliance with this Section 22.3 shall be void and without force or effect.

22.4 Miscellaneous.

22.4.1 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and reflects the prior agreements and commitments with respect thereto. There are no other oral understandings, terms or conditions and neither party has relied upon any representation, express or implied, not contained in this Agreement.

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22.4.2 Amendments. No change, amendment or modification of this Agreement shall be valid or binding upon the parties hereto unless such change, amendment or modification shall be in writing and duly executed by both parties hereto.

22.4.3 Joint Effort. Preparation of this Agreement has been a joint effort of the parties and the resulting document shall not be construed more severely against one of the parties than against the other.

22.4.4 Captions. The captions contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of intent of this Agreement or the intent of any provision contained herein.

22.4.5 Severability. The invalidity of one or more phrases, sentences, clauses, sections or articles contained in this Agreement shall not affect the validity of the remaining portions of the Agreement so long as the material purposes of this Agreement can be determined and effectuated.

22.4.6 No Waiver. Any failure of any party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the pendency of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of such party thereafter to enforce such provisions or require compliance with such terms.

22.4.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns.

22.4.8 Exhibits. The exhibits referenced in this Agreement shall be incorporated into this Agreement by such reference and shall be deemed to be an integral part of this Agreement.

22.4.9 Obligations. Nothing contained in this Agreement shall be construed as constituting a joint venture or partnership between Contractor and Owner.

22.4.10 Further Assurances. Contractor and Owner agree to provide such information, execute and deliver any instruments and documents (as mutually agreed upon) and to take such other actions as may be necessary and reasonably requested by the other party (and acceptable to said party) which are not inconsistent with the provisions of this Agreement and which do not involve the assumptions of obligations other than those provided for in this Agreement, in order to give full effect to this Agreement and to carry out the intent of this Agreement.

22.4.11 Priority. In the event of any conflict or inconsistency within the various provisions of this Agreement, the Exhibits and other incorporated or associated documentation, the terms and conditions of this Agreement shall control.

22.4.12 Counterparts. This Agreement may be signed in any number of counterparts and each counterpart shall represent a fully executed original as if signed by both parties.

22.4.13 Survival. The indemnities set forth in this Agreement shall survive the completion of the Work or termination of this Agreement for one year.

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IN WITNESS WHEREOF, Owner and Contractor executed this Agreement as of the date first written above.

Owner:

Fife Electric Ltd

By:
Name:	H H Graves
Title:	President and CEO

Contractor:

Stone & Webster Limited

By:
Name:
Title:	Project Manager

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